Exhibit 10.6

EXECUTION COPY

ASSIGNMENT AND AMENDMENT DEED TO HULL NO. S-691 CREDIT AGREEMENT

This ASSIGNMENT AND AMENDMENT DEED TO HULL NO. S-691 CREDIT AGREEMENT (this “Deed”), dated February 17, 2012, is among CELEBRITY SOLSTICE V INC., a Liberian corporation (the “Existing Borrower”), ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (the “New Borrower”) and KFW IPEX-BANK GMBH in its capacity as agent for Hermes (in such capacity, the “Hermes Agent”), in its capacity as administrative agent (in such capacity, the “Administrative Agent”) and in its capacity as lender (in such capacity, the “Lender”).

PRELIMINARY STATEMENTS

(1)           The Existing Borrower, the Lender, the Hermes Agent and the Administrative Agent are parties to a Hull No. S-691 Credit Agreement dated as of December 19, 2008 (such Hull No. S-691 Credit Agreement as in effect immediately prior to giving effect to this Deed, the “Existing Credit Agreement” and as amended hereby, the “Restated Credit Agreement”);

(2)           The Existing Borrower has agreed to assign to the New Borrower all of its rights and transfer by way of novation of all of its obligations under the Existing Credit Agreement, and the New Borrower has agreed to accept the assignment of all of the Existing Borrower’s rights under the Existing Credit Agreement, and to assume all of the obligations of the Existing Borrower under the Existing Credit Agreement; and

(3)           The New Borrower, the Lender and the Administrative Agent have agreed to amend the Existing Credit Agreement as hereinafter set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

     SECTION 1.  Assignments.

(a)           Subject to the satisfaction of the conditions set forth in Section 4 of this Deed and effective as of the Restatement Effective Date (as defined below):

(i)	the Existing Borrower hereby assigns, novates, transfers and conveys to the New Borrower all of its rights and obligations under the Existing Credit Agreement (the “Assignment”); and

(ii)
the New Borrower hereby accepts the Assignment and assumes all of the obligations of the Existing Borrower under the Existing Credit Agreement to the same extent as if the New Borrower had executed the Existing Credit Agreement (the “Assumption”).  The New Borrower hereby agrees to be bound by the terms and provisions of the Existing Credit Agreement as the “Borrower” thereunder and accepts all of the Existing Borrower’s rights and obligations thereunder.

(b)           Upon the execution and delivery hereof by the Existing Borrower, the New Borrower, the Hermes Agent, the Administrative Agent and the Lender accept and agree to the arrangements referred to in (a) above and agree that (i) the New Borrower shall, as of the Restatement Effective Date, succeed to the rights and be obligated to perform the obligations of the Existing Borrower under the Existing Credit Agreement and (ii) the Existing Borrower shall, as of the Restatement Effective Date, be released from its obligations under the Existing Credit Agreement.

SECTION 2.  [INTENTIONALLY OMITTED]

SECTION 3.  Amendment to the Existing Credit Agreement.  In consideration of the mutual covenants in this Deed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Borrower, the Hermes Agent, the Administrative Agent and the Lender agree that the Existing Credit Agreement is, immediately after giving effect to the Assignment and the Assumption and subject to the satisfaction of the conditions precedent set forth in Section 4, hereby amended on the Restatement Effective Date in its entirety to read as set forth in Appendix I hereto.

The Administrative Agent shall notify the Lender and the New Borrower of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.  Conditions of Effectiveness of Restated Credit Agreement and Assignment and Assumption.  The transactions contemplated by Section 1 of this Deed and the Restated Credit Agreement shall become effective in accordance with the terms of this Deed on the date (the “Restatement Effective Date”) each of the following conditions has been satisfied to the reasonable satisfaction of the Administrative Agent:

(a)           This Deed shall have become effective in accordance with Section 5 and the Administrative Agent shall have received duly executed original signature pages to this Deed from each party hereto.

(b)           The Administrative Agent shall have received from the Existing Borrower:

(i)           a certificate dated no earlier than the signing date of this Deed of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorized to act with respect to this Deed and as to the truth and completeness of the attached:

(x)           resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Deed and each other Loan Document, and

(y)           Organic Documents of the Existing Borrower,

and upon which certificate the Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the Existing Borrower canceling or amending such prior certificate; and

         (ii)           a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Existing Borrower.

SECTION 5.  Conditions of Deed Effectiveness.  This Deed shall become effective as of the date hereof; provided that the Administrative Agent shall have received counterparts of this Deed executed by the Existing Borrower, the New Borrower and the Lender; provided further that the transactions described in Sections 1 of this Deed shall be deemed to be effective only as of the Restatement Effective Date.

SECTION 6.  Representation and Warranties of the New Borrower. To induce the Lender to enter into this Deed, the New Borrower represents and warrants that, as of the date hereof and as of the Restatement Effective Date:

(a)           The representations and warranties contained in Article VI of the Restated Credit Agreement are true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made, and

(b)           No Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event has occurred and is continuing.

SECTION 7.  Reference to and Effect on the Existing Credit Agreement.  On and after the Restatement Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Restated Credit Agreement.

SECTION 8.  Costs and Expenses.  The New Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Deed and the other documents to be delivered hereunder (including the reasonable and documented fees and expenses of counsel for the Administrative Agent with respect hereto and thereto as agreed with the Administrative Agent) in accordance with the terms of Section 11.3 of the Restated Credit Agreement.

SECTION 9. Designation. In accordance with the Restated Credit Agreement, the Lender and the Administrative Agent designates this Deed as a Loan Document.

SECTION 10. Third Party Rights. No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not party to this Deed.

SECTION 11.  Execution in Counterparts.  This Deed may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Deed by telecopier shall be effective as delivery of a manually executed counterpart of this Deed.

SECTION 12.  Governing Law.  This Deed and any non-contractual obligations arising in connection with it shall be governed by, and construed in accordance with, English law.

SECTION 13.  Incorporation of Terms.  The provisions of Section 11.14.2, 11.14.3 and 11.14.4 of the Restated Credit Agreement shall be incorporated into this Deed as if set out in full in this Deed and as if references in those sections to “this Agreement” were references to this Deed.

SECTION 14.  Defined Terms.  Capitalized terms not otherwise defined in the Deed shall have the same meanings as specified in the Restated Credit Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties to this Deed have caused this Deed to be duly executed and delivered as of the date first above written.

SIGNED as a Deed by CELEBRITY SOLSTICE V INC., as Existing Borrower
By /s/ Antje M. Gibson
Name: Antje M. Gibson Title: Vice President and Treasurer

In the presence of:

By /s/ Cary Aronovitz
Name: Cary Aronovitz Title: Attorney, Holland and Knight Address:

SIGNED as a Deed by ROYAL CARIBBEAN CRUISES LTD., as New Borrower
By /s/ Antje M. Gibson
Name: Antje M. Gibson Title: Vice President and Treasurer

Address: 1050 Caribbean Way Miami, Florida 33132 Facsimile No.: (305) 539-6400
Email:	agibson@rccl.com
bstein@rccl.com
Attention: Vice President and Treasurer With a copy to: General Counsel

In the presence of:

By /s/ Cary Aronovitz
Name: Cary Aronovitz Title: Attorney, Holland and Knight Address:

SIGNED as a Deed by KFW IPEX-BANK GMBH, as Hermes Agent, as Administrative Agent and Lender

By	/s/ Claudia Schlipsing Name: Claudia Schlipsing Title: Director	/s/ Claudia Wenzel Name: Claudia Wenzel Title: Assistant Vice President

Address:  Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Germany
Facsimile No.:  +49 (69) 7431 3768
Email:            claudia.wenzel@kfw.de
Attention:  Shipfinancing Department
With a copy to:  Credit Operations
Facsimile No.: +49 (69) 7431 2944

In the presence of:

By /s/ Katja Sturm Name: Katja Sturm Title: Analyst Address: KfW IPEX-Bank GmbH Palmengartenstrasse 5-9 60325 Frankfurt am Main

Appendix I

EXECUTION COPY

_________________________________________

AMENDED AND RESTATED

HULL NO. S-691 CREDIT AGREEMENT

_________________________________________

dated as of December 19, 2008

and amended and restated on February 17, 2012

BETWEEN

Royal Caribbean Cruises Ltd.

as the Borrower,

the Lenders from time to time party hereto,

and

KfW IPEX-Bank GmbH

as Hermes Agent and Administrative Agent

i

v

SECTION 11.14.2.	Jurisdiction	62

SECTION 11.14.3.	Alternative Jurisdiction	62

SECTION 11.14.4.	Service of Process	62

SECTION 11.15.	Confidentiality	62

EXHIBITS

Exhibit A	-	Repayment Schedule

Exhibit B	-	Form of Loan Request

Exhibit C	-	[Reserved]

Exhibit D-1	-	Form of Opinion of Liberian Counsel to Borrower

Exhibit D-2	-	Form of Opinion of Counsel to Lenders

Exhibit D-3	-	Form of Opinion of US Tax Counsel to the Lenders

Exhibit E	-	Form of Lender Assignment Agreement

Exhibit F	-	Form of Option A Refinancing Agreement

Exhibit G	-	Form of Pledge Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED HULL NO. S-691 CREDIT AGREEMENT, dated as of December 19, 2008 as amended and restated on February 17, 2012, is among Royal Caribbean Cruises Ltd., a Liberian corporation (as assignee of Celebrity Solstice V Inc., the “Borrower”), KfW IPEX-Bank GmbH, in its capacity as agent for the Lenders referred to below in respect of Hermes-related matters (in such capacity, the “Hermes Agent”), in its capacity as administrative agent (in such capacity, the “Administrative Agent”) and in its capacity as a lender (in such capacity, together with each of the other Persons that shall become a “Lender” in accordance with Section 11.11.1 of this Agreement, each of them individually a “Lender” and, collectively, the “Lenders”).

W I T N E S S E T H:

     WHEREAS,

(A)
The Borrower and Meyer Werft GmbH, Papenburg (the “Builder”) entered on April 15, 2008 into a Contract for the Construction and Sale of Hull No. S-691 (as amended from time to time, the “Construction Contract”) pursuant to which the Builder agreed to design, construct, equip, complete, sell and deliver the passenger cruise vessel bearing Builder’s hull number S-691 (the “Purchased Vessel”);

(B)
The Lenders have agreed to make available to Celebrity Solstice V Inc., a Liberian Corporation (the “Original Borrower”), upon the terms and conditions contained in the Hull No. S-691 Credit Agreement dated as of December 19, 2008 among the Original Borrower, the Hermes Agent, the Administrative Agent and each Lender from time to time party thereto (the “Original Credit Agreement”), a US dollar loan facility equal to the US Dollar Equivalent of up to eighty per cent (80%) of the Contract Price of the Purchased Vessel, as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, change orders, in an amount not to exceed the US Dollar Equivalent corresponding to EUR 485,600,000;

(C)
The proceeds of such loan facility will be provided to the Borrower two (2) Business Days prior to the delivery of the Vessel for the purpose of paying a portion of the Contract Price, as defined in the Construction Contract in connection with the Borrower’s purchase of the Vessel;

(D)
Pursuant to the Assignment and Amendment Deed to Hull No. S-691 Credit Agreement (the “Assignment and Amendment Deed”), the Original Borrower assigned to the Borrower all of its rights under the Original Credit Agreement, and the Borrower assumed all of the Original Borrower’s obligations under the Original Credit Agreement;

(E)	Pursuant to the Assignment and Amendment Deed, and upon satisfaction of the conditions set forth therein, the Original Credit Agreement is being amended and restated in the form of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Accumulated Other Comprehensive Income (Loss)” means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent, and as shall have accepted such appointment, pursuant to Section 10.5.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means, on any date, this credit agreement as originally in effect on the Original Effective Date and amended and restated on the Restatement Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Applicable Commitment Rate” means (x) from the Original Effective Date through and including November 15, 2010, 0.05%, (y) from November 16, 2010 through and including November 15, 2011, 0.10%, and (z) from November 16, 2011 until the date the Commitments terminate, 0.20%.

  “Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.

“Assignee Lender” is defined in Section 11.11.1.

“Authorized Officer” means those officers of the Borrower authorized to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Administrative Agent by the Secretary or an Assistant Secretary of the Borrower.

“Borrower” is defined in the preamble.

“Builder” is defined in the preamble.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City, London or Frankfurt, and if the applicable Business Day relates to an advance of the Loan, an Interest Period, prepayment or conversion, in each case with respect to the Loan bearing interest by reference to the LIBO Rate, a day on which dealings in deposits in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.

“Capitalization ” means, at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.

“Capitalized Lease Liabilities” means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Borrower’s balance sheet prepared in accordance with GAAP.

“Celebrity Solstice Agreement” means that certain Hull No. S-675 Credit Agreement dated as of August 7, 2008 among Celebrity Solstice Inc., KfW IPEX as administrative agent and KfW IPEX and BNP Paribas S.A. as lenders, as amended, restated, supplemented or otherwise modified from time to time.

“CIRR Agent” means KfW, acting in its capacity as CIRR agent in connection with this Agreement.

“Citibank Agreement” means the U.S. $875,000,000 amended and restated credit agreement dated as of July 21, 2011 among the Borrower, as borrower, Citigroup Global Markets Inc. and DnB Nor Bank ASA, as co-lead arrangers, and Citibank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Closing Date” means the date on which the Loan is advanced; provided that if the Loan is reborrowed pursuant to Section 3.7, then the Closing Date, solely with respect to such reborrowed Loan, shall be the date of such reborrowing.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, relative to any Lender, such Lender’s obligation to make the Loan pursuant to Section 2.1.

“Commitment Fees” is defined in Section 3.4.

“Commitment Termination Date” means 240 days beyond November 15, 2012.

“Construction Contract” is defined in the preamble.

“Contract Price” is as defined in the Construction Contract.

“Contractual Delivery Date” means, at any time, the date which at such time is the date specified for delivery of the Vessel under the Construction Contract, as such date may be modified from time to time pursuant to the terms of the Construction Contract.

“Covered Taxes” is defined in Section 4.6.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Dollar” and the sign “$” mean lawful money of the United States.

 “Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“EUR” and the sign “€” mean the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.

“Event of Default” is defined in Section 8.1.

“Existing Debt” means the obligations of the Borrower or its Subsidiaries in connection with (i) the Bareboat Charterparty with respect to the vessel BRILLIANCE OF THE SEAS dated July 5, 2002 between Halifax Leasing (September) Limited and RCL (UK) LTD, (ii) that certain credit agreement dated as of May 7, 2009 as amended and restated as of October 9, 2009 among Oasis of the Seas Inc., the Borrower, as guarantor, the lenders from time to time party thereto and BNP Paribas, as administrative agent and (iii) that certain credit agreement dated as of March 15, 2010 among Allure of the Seas Inc., the Borrower, as guarantor, the lenders from time to time party thereto and Skandinaviska Enskilda Banken AB (publ), as administrative agent, and the replacement, extension, renewal or amendment of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations.

“Existing Group” means the following Persons:  (a) A. Wilhelmsen AS., a Norwegian corporation (“Wilhelmsen”); (b) Cruise Associates, a Bahamian general partnership (“Cruise”); and (c) any Affiliate of either or both of Wilhelmsen and Cruise.

“Existing Principal Subsidiaries” means each Subsidiary of the Borrower that is a Principal Subsidiary on the Restatement Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect at the Restatement Effective Date, and any current or future regulations promulgated thereunder or official interpretations thereof.

“Fee Letter” means that certain fee letter dated as of April 15, 2008 between the Administrative Agent and the Borrower.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any annual fiscal reporting period of the Borrower.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

a)	net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower’s consolidated statement of cash flow for such period, to

b)	the sum of:

i)           dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

ii)            scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalized Lease Liabilities) of the Borrower and its Subsidiaries for such period.

“Fixed Rate” means a rate per annum equal to the sum of 3.93% per annum plus the Fixed Rate Margin.

“Fixed Rate Margin” means 0.20% per annum.

“Floating Rate” means a rate per annum equal to the sum of the LIBO Rate plus the Floating Rate Margin.

“Floating Rate Indemnity Amount” is defined in Section 4.4.1(a).

“Floating Rate Loan” means all or any portion of the Loan bearing interest at the Floating Rate.

“Floating Rate Margin” means, for each Interest Period, 0.40% per annum.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Losses Event” is defined in Section 4.4.1.

“GAAP” is defined in Section 1.5.

“Government-related Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Hermes” means Euler Hermes Kreditversicherungs AG, Friedensallee 254, 22763 Hamburg acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.

“Hermes Agent” is defined in the preamble.

“Hermes Fee” means the fee payable to Hermes under and in respect of the Hermes Insurance Policy.

“Hermes Insurance Policy” means the guarantee (Deckungsdokument) issued by the Federal Republic of Germany, represented by Hermes, in favor of the Lenders.

“Indebtedness” means, for any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.

“Indemnified Liabilities ” is defined in Section 11.4.

“Indemnified Parties ” is defined in Section 11.4.

“Interest Make-Up Agreement” means either an Option A Refinancing Agreement or an Option B Interest Make-Up Agreement

“Interest Period” means the period between the Closing Date and the first Repayment Date, and subsequently each succeeding period between two consecutive Repayment Dates, except that:

a)
Any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next Business Day to occur, except if such Business Day does not fall in the same calendar month, the Interest Period will end on the last Business Day in that calendar month, the interest amount due in respect of the Interest Period in question and in respect of the next following Interest Period being adjusted accordingly; and

b)
If any Interest Period is altered by the application of a) above, the subsequent Interest Period shall end on the day on which it would have ended if the preceding Interest Period had not been so altered.

“Investment” means, relative to any Person,

a)	any loan or advance made by such Person to any other Person (excluding commission, travel, expense and similar advances to officers and employees made in the ordinary course of business); and

b)	any ownership or similar interest held by such Person in any other Person.

“KfW” means KfW of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany acting in its own name for the account of the government of the Federal Republic of Germany.

“KfW IPEX” means KfW IPEX-Bank GmbH of Palmergartenstrasse 5-9, 60325, Frankfurt am Main, Germany.

“Lender Assignment Agreement” means any Lender Assignment Agreement substantially in the form of Exhibit E.

“Lender” and “Lenders” are defined in the preamble.

“Lending Office” means, relative to any Lender, the office of such Lender designated as such below its signature to this Agreement or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.

“LIBO Rate” means the rate per annum of the offered quotation for deposits in Dollars for six months (or for such other period as shall be agreed by the Borrower and the Administrative Agent) which appears on Reuters LIBOR01 Page (or any successor page) at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:

a)
subject to Section 3.3.6, if no such offered quotation appears on Reuters LIBOR01 Page (or any successor page) at the relevant time, the LIBO Rate shall be the rate per annum certified by the Administrative Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Loan and for a period of six months; and

b)
for the purposes of determining the post-maturity rate of interest under Section 3.3.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Administrative Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means the principal sum of the US Dollar Equivalent of up to eighty per cent (80%) of the Contract Price of the Purchased Vessel (as adjusted from time to time in accordance with the Construction Contract), but in any event in an amount not to exceed the US Dollar Equivalent corresponding to EUR 485,600,000, available to be advanced by the Lenders to the Borrower upon the terms and conditions of this Agreement or the amount thereof for the time being advanced and outstanding under this Agreement (as the context may require).

“Loan Documents” means this Agreement and the Pledge Agreement.

“Loan Request” means the loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Margin” means the Fixed Rate Margin and/or the Floating Rate Margin.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents.

“Material Litigation” is defined in Section 6.7.

“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, Capitalized Lease Liabilities) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);

a)           all cash on hand of the Borrower and its Subsidiaries; plus

b)           all Cash Equivalents.

“Net Debt to Capitalization Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalization on such date.

“New Financings” means proceeds from:

a)            borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities of the Borrower, and

b)           the issuance and sale of equity securities.

“Nordea Agreement” means the U.S. $525,000,000 credit agreement dated as of November 19, 2010, as amended by Amendment No. 1 thereto dated as of November 19, 2010, among Royal Caribbean Cruises Ltd., as the borrower, Nordea Bank Finland PLC, Citigroup Global Markets Limited and DnB Nor Markets, Inc., as co-lead arrangers, Nordea Bank Finland PLC, as administrative agent, and DNB Nor Bank ASA, as documentation agent, as amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations (payment or otherwise) of the Borrower arising under or in connection with this Agreement.

“Option A Refinancing Agreement” means a refinancing agreement entered into between the Refinancing Bank and any Lender pursuant to Sections 1.2.1 and 1.2.2 of the Terms and Conditions, substantially in the form of Exhibit F hereto.

“Option A Lender” means each Lender that has executed an Option A Refinancing Agreement.

“Option B Interest Make-Up Agreement” means an interest make-up agreement entered into between the CIRR Agent and any Lender pursuant to Section 1.2.4 of the Terms and Conditions.

“Option B Lender” means each Lender that has executed an Option B Interest Make-Up Agreement.

“Organic Document” means, relative to the Borrower, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.

“Original Borrower” is defined in the preamble.

“Original Credit Agreement” is defined in the preamble.

“Original Effective Date” means the date the Original Credit Agreement became effective pursuant to Section 11.8, of the Original Credit Agreement, which date is December 19, 2008.

“Participant” is defined in Section 11.11.2.

“Participant Register” is defined in Section 11.11.2.

“Percentage” means, relative to any Lender, the percentage set forth opposite its signature to the Original Credit Agreement or as set out in the applicable Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Section 4.9 or pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.1.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means a pledge agreement substantially in the form of Exhibit G.

“Pledged Account” means the account referred to in the Pledge Agreement.

“Prepayment Event” is defined in Section 9.1.

“Principal Subsidiary” means any Subsidiary of the Borrower that owns a Vessel.

“Purchased Vessel” is defined in the preamble.“Quarterly Payment Date” means the last day of each of March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day.

“Reference Banks” means KfW IPEX and each additional Reference Bank and/or each replacement Reference Bank appointed by the Administrative Agent pursuant to Section 3.3.6.

“Refinancing Bank” means KfW in its capacity as the provider of refinancing pursuant to Section 1.2.2 of the Terms and Conditions.

“Register” is defined in Section 11.11.3.

“Repayment Date” means each of the dates for payment of the repayment installments of the Loan specified in Exhibit A, as amended and/or replaced from time to time by the Administrative Agent and the Borrower.

“Required Lenders” means, at any time, Lenders that in the aggregate, hold more than 50% of the aggregate unpaid principal amount of the Loan or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than 50% of the Commitments.

“Restatement Effective Date” means the date on which all the conditions to the effectiveness of the amendment and restatement of the Original Credit Agreement in the form of this Agreement, which are set forth in Section 4 of the Assignment and Amendment Deed, are satisfied, which date is February ___, 2012.

“Reuters LIBOR01 Page” means the display designated as “Page 01” on the Reuters Money News Service or such other page as may replace Page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying the British Bankers' Association Interest Settlement Rates for Dollars).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Stockholders’ Equity” means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Restatement Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Terms and Conditions” means the general terms and conditions for CIRR Interest Make-Up for Ship Financing issued by the Federal Republic of Germany on July 2, 2008.

“US Dollar Equivalent” means any EUR amount converted to a corresponding US dollar amount as determined four (4) Business Days prior to delivery of the Purchased Vessel using the weighted average rate of exchange that the Borrower has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amount of EUR with USD for the payment of the final installment of the Contract Price. Such rate of exchange to be evidenced by counterparty confirmations.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Vessel” means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.

“Voting Stock” means shares of capital stock of the Borrower of any class or classes (however designated) that have by the terms thereof normal voting power to elect the members of the Board of Directors of the Borrower (other than voting power upon the occurrence of a stated contingency, such as the failure to pay dividends).

SECTION 1.2. Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in each Loan Request and each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3. Cross-References.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Application of this Agreement to KfW IPEX as an Option A Lender.  The parties to this Agreement are aware that KfW IPEX will not enter into an Option A Refinancing Agreement with the CIRR Agent. However, for the purposes of this Agreement, KfW IPEX will be deemed to have entered into an Option A Refinancing Agreement with the CIRR Agent in the form of Exhibit F. Consequently, any reference to an Option A Lender shall include KfW IPEX and any reference to an Option A Refinancing Agreement shall include the Option A Refinancing Agreement deemed to have been entered into by KfW IPEX.

SECTION 1.5.  Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP, upon any such election and notice to the Administrative Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of the financial statements referred to in Section 6.6, there is a change in the manner of determining any of the items referred to herein or thereunder that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Administrative Agent) be such as to affect the basis or efficacy of the financial covenants contained in Section 7.2.4 in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of Section 7.2.4 continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

COMMITMENTS AND BORROWING PROCEDURES

SECTION 2.1. Commitment.  On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make its portion of the Loan pursuant to its Commitment described in Section 2.2. No Lender’s obligation to make the Loan shall be affected by any other Lender’s failure to make the Loan.

SECTION 2.2. Commitment of the Lenders; Termination and Reduction of Commitments.

a)
Each Lender will make its portion of the Loan available to the Borrower in accordance with Section 2.3 two (2) Business Days prior to the delivery of the Purchased Vessel to the Borrower under the Construction Contract. The commitment of each Lender described in this Section 2.2 (herein referred to as its “Commitment”) shall be the commitment of such Lender to make available to the Borrower its portion of the Loan hereunder expressed as the initial amount set forth opposite such Lender’s name on its signature page attached hereto or, in the case of any Lender that becomes a Lender pursuant to an assignment pursuant to Section 11.11.1, the amount set forth as such Lender’s Commitment in the related Lender Assignment Agreement, in each case as such amount may be reduced from time to time pursuant to Section 2.2(b) or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.11.1. Notwithstanding the foregoing, each Lender’s Commitment shall terminate on the earlier of (i) the Commitment Termination Date if the Purchased Vessel is not delivered prior to such date and (ii) upon delivery of the Purchased Vessel.

b)
The Borrower may at any time (i) prior to the date that is not less than 61 days prior to the Contractual Delivery Date, without premium or penalty, terminate, or from time to time reduce, the Commitments and (ii) prior to the date on which the Commitments have been terminated but less than 61 days prior to the Contractual Delivery Date, and subject to Section 4.4, terminate, or from time to time reduce, the Commitments. Any such termination or reduction of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments.

c)
If any Lender shall default in its obligations under Section 2.1, the Administrative Agent shall, at the request of the Borrower, use reasonable efforts to find a bank or financial institution acceptable to the Borrower to replace such Lender.

SECTION 2.3. Borrowing Procedure.

a)
The Borrower shall deliver a Loan Request and the documents required to be delivered pursuant to Section 5.1.1(a) to the Administrative Agent on or before 11:00 a.m., London time, not less than two (2) Business Days in advance of the date that is two (2) Business Days prior to the delivery of the Purchased Vessel. The Administrative Agent shall promptly notify each Lender of any Loan Request by forwarding a copy thereof to each

Lender, together with its attachments. On the terms and subject to the conditions of this Agreement, the Loan shall be made on the Business Day specified in such Loan Request. On or before 11:00 a.m., New York time, on the Business Day specified in such Loan Request, the Lenders shall, without any set-off or counterclaim, deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Loan. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are so received from the Lenders, the Administrative Agent shall, without any set-off or counterclaim, make such funds available to the Borrower on the Business Day specified in the Loan Request by wire transfer of same day funds to the account or accounts the Borrower shall have specified in its Loan Request.

b)
The Borrower shall, upon receipt of the funds into the account or accounts referred to in Section 2.3(a) above, complete the purchase of EUR with its counterparties as set out in the Loan Request and shall pay all EUR proceeds of such transactions to the Pledged Account no later than the Business Day following the Business Day specified in the Loan Request.

SECTION 2.4. Funding.  Each Lender may, if it so elects, fulfill its obligation to make or continue its Loan hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Loan; provided that such Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments.  a) Subject to Section 3.1 b), the Borrower shall repay the Loan in the installments and on the dates set out in Exhibit A.

b)
If, on the date of delivery of the Purchased Vessel, the outstanding principal amount of the Loan exceeds eighty per cent (80%) of the Contract Price of the Purchased Vessel, the Borrower shall repay the Loan in an amount equal to such excess within two (2) Business Days after the date of delivery of the Purchased Vessel.  Any such partial prepayment shall be applied pro rata in satisfaction of the repayment installments of the Loan set out in Exhibit A.

c)	No such amounts repaid by the Borrower pursuant to this Section 3.1 may be reborrowed under the terms of this Agreement.

SECTION 3.2. Prepayment.  The Borrower

a)	May, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:

i)
all such voluntary prepayments shall require (x) if prior to delivery of the Purchased Vessel, at least two (2) Business Days’ prior written notice to the Administrative Agent, and (y) if after delivery of the Purchased Vessel, at least five (5) Business Days’ (or, if such prepayment is to be made on the last day of an Interest Period for such Loan, four (4) Business Days’) prior written notice to the Administrative Agent; and

ii)
all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or the remaining amount of the Loan) and shall be applied pro rata in satisfaction of the repayment installments of the Loan set out in Exhibit A.

b)
Shall, immediately upon any acceleration of the repayment of the installments of the Loan pursuant to Section 8.2 or 8.3 or the mandatory prepayment of the Loan pursuant to Section 9.2, repay the Loan.

Each prepayment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No amounts prepaid by the Borrower may be reborrowed under the terms of this Agreement except as provided in Section 3.7 and the last paragraph of Section 9.1 (which follows Section 9.1.11) .

SECTION 3.3.  Interest Provisions.  Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.3.

SECTION 3.3.1. Rates.  The Loan shall accrue interest from the Closing Date to the date of repayment or prepayment of the Loan in full to the Lenders at the Fixed Rate, subject to (i) any election made by the Borrower to elect the Floating Rate pursuant to Section 3.3.2 or (ii) any conversion of any portion of the Loan held by a Lender to a Floating Rate Loan upon the termination of the Interest Make-Up Agreement to which such Lender is a party in accordance with Section 3.3.3. Interest calculated at the Fixed Rate or the Floating Rate shall be payable semi-annually in arrears on the Repayment Dates set out in Exhibit A. The Loan shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to the Loan. All interest shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.

SECTION 3.3.2. Election of Floating Rate.

a)
By written notice to the Administrative Agent delivered not less than 61 days prior to the Contractual Delivery Date, the Borrower may elect, without incurring any liability to make any payments pursuant to Section 4.4 or to pay any other indemnity or compensation obligation, to pay interest on the Loan at the Floating Rate.

b)
By written notice to the Administrative Agent delivered less than 61 days prior to the Contractual Delivery Date but not less than 30 days prior to the Contractual Delivery Date, the Borrower may elect to pay interest on the Loan at the Floating Rate.

c)
By written notice to the Administrative Agent no later than 2:00 p.m. Frankfurt time 30 days prior to the end of an Interest Period, the Borrower may elect to pay interest on the Loan for the remainder of the term of the Loan at the Floating Rate, with effect from the end of that Interest Period.

d)	Any election made under Section 3.3.2.b) or Section 3.3.2.c) may only be made one time during the term of the Loan.

SECTION 3.3.3. Conversion to Floating Rate.  If, during any Interest Period, the Interest Make-Up Agreement in effect with any Lender is terminated for any reason (other than as a result of the negligence or willful misconduct of such Lender), then the portion of the Loan held by such Lender shall convert to a Floating Rate Loan on the last day of such Interest Period, and the Borrower shall pay interest on such portion of the Loan at the Floating Rate on such portion for the remainder of the term of the Loan. The Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to pay any other indemnity or compensation obligation in connection with any such conversion.

SECTION 3.3.4. Post-Maturity Rates.  After the date any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum certified by the Administrative Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to (a) in the case of (i) principal of and interest on the Loan payable to each Option A Lender and (ii) interest on the Loan payable to each Option B Lender, the sum of the Floating Rate plus 3% per annum and (b) in the case of any other monetary Obligation, the sum of the Floating Rate plus 2% per annum.

SECTION 3.3.5. Payment Dates.  Interest accrued on the Loan shall be payable, without duplication, on the earliest of:

a)	each Repayment Date;

b)	the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid); and

c)	on that portion of the Loan the repayment of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

SECTION 3.3.6. Interest Rate Determination; Replacement Reference Banks.  The Administrative Agent shall obtain from each Reference Bank timely information for the purpose of determining the LIBO Rate in the event that no offered quotation appears on Reuters LIBOR01 Page (or any successor page) and the LIBO Rate is to be determined by reference to quotations supplied by the Reference Banks.  If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Administrative Agent for any such interest rate, the Administrative Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Banks.  If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Administrative Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder.  The Administrative Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to quotations of interest rates furnished by Reference Banks.

Interest accrued on the Loan or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.4. Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on its daily unused portion of the Loan, for the period commencing on the Original Effective Date and continuing through the earliest of (i) the Closing Date, (ii) the date upon which the Administrative Agent has provided the Borrower written notice that the Lenders will not advance the Loan because the Commitments shall have been terminated pursuant to Section 8.2 or 8.3, (iii) the Commitment Termination Date and (iv) the date the Commitments shall have been terminated pursuant to Section 2.2(b). Should the Administrative Agent provide the Borrower notice that the Lenders will not advance the Loan because Hermes has cancelled the Hermes Insurance Policy, the Commitment Fees paid by the Borrower for the account of each Lender shall be promptly refunded to the Borrower by such Lender.

SECTION 3.4.1. Payment.  The Commitment Fee shall be payable by the Borrower to the Administrative Agent for the account of each Lender in arrears on each Quarterly Payment Date, commencing with the first such date following the Original Effective Date and ending on the earliest to occur of (i) the Closing Date, (ii) the date the Lenders are no longer obligated to advance the Loan, (iii) the Commitment Termination Date and (iv) the date the Commitments shall have been terminated pursuant to Section 2.2(b). The Commitment Fee shall be the US dollar equivalent (determined pursuant to the immediately following sentence) of an amount equal to the product of the Applicable Commitment Rate, multiplied by EUR 485,600,000 for each day elapsed since the previous Quarterly Payment Date, divided by 360 days. The exchange rate used to convert the fee to US dollars shall be the 10 A.M. midpoint market fixing for the conversion of EUR to US dollars set by the Federal Reserve Bank of New York two (2) Business Days prior to the relevant Quarterly Payment Date.

SECTION 3.5. CIRR Fees.  The Borrower agrees to pay to the Administrative Agent for the account of the CIRR Agent a fee of 0.01% per annum (the “CIRR Fee”) on the amount of the Loan, for the period commencing on October 15, 2008 and continuing until the earliest of (i) the date falling sixty (60) days prior to the Closing Date, (ii) the date on which the Borrower elects the Floating Rate pursuant to Section 3.3.2 or, as to any portion of the Loan converted to a Floating Rate Loan pursuant to Section 3.3.3, the date on which such portion so converts to a Floating Rate Loan, (iii) the date upon which the Administrative Agent has provided written notice to the Borrower that the Lenders will not advance the Loan because the Commitments shall have been terminated pursuant to Section 8.2 or 8.3 and (iv) the date the Commitments shall have been terminated pursuant to Section 2.2(b).

SECTION 3.5.1. Payment.  The CIRR Fee shall be payable by the Borrower in EUR quarterly in arrears from the date of commencement of the period described in Section 3.5 and, if applicable, on the earliest of (i) the date falling sixty (60) days prior to the Closing Date, (ii) the date on which the Borrower elects the Floating Rate pursuant to Section 3.3.2 or, as to any portion of the Loan converted to a Floating Rate Loan pursuant to Section 3.3.3, the date on which such portion so converts to a Floating Rate Loan, (iii) the date upon which the Administrative Agent has provided written notice to the Borrower that the Lenders will not advance the Loan because the Commitments shall have been terminated pursuant to Section 8.2 or 8.3 and (iv) the date the Commitments shall have been terminated pursuant to Section 2.2(b).

SECTION 3.6. Other Fees.  The Borrower agrees to pay to the Administrative Agent the fees set forth in the Fee Letter on the dates and in the amounts set forth therein.

SECTION 3.7.  Temporary Repayment.  If the proceeds of the Loan  have not been utilised directly or indirectly to pay for delivery of the Purchased Vessel within 15 days after the Closing Date and have been deposited in accordance with Section 4.12, the Borrower may, by notice to the Administrative Agent in accordance with Section 3.2(a) and specifying that such prepayment may be reborrowed under this Agreement, prepay the Loan together with accrued interest on the Loan so prepaid.  If the Purchased Vessel is subsequently delivered, the Borrower shall be permitted to submit one additional Loan Request in accordance with Section 2.3 to reborrow the Loan previously prepaid under this Section; provided, however, that the date of funding of any such reborrowed Loan shall not be later than the Commitment Termination Date and provided, further, that such date of funding shall be the Closing Date for all purposes hereunder with respect to such reborrowed Loan.  Prepayment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful. If after the Original Effective Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful for such Lender to make, continue or maintain the Loan bearing interest at a rate based on the LIBO Rate, the obligation of such Lender to make, continue or maintain its Loan bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Administrative Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to make, continue and maintain its Loan hereunder shall be automatically converted into an obligation to make, continue and maintain the Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the Floating Rate Margin.

SECTION 4.2. Deposits Unavailable.  If, on or after the date the Borrower elects the Floating Rate pursuant to Section 3.3.2 or if any Lender shall have entered into an Option B

Interest Make-Up Agreement (an “Option B Lender”), the Administrative Agent shall have determined that:

a)	Dollar deposits in the relevant amount and for the relevant Interest Period are not available to each Reference Bank in its relevant market, or

b)
by reason of circumstances affecting the Reference Banks’ relevant markets, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate loans for the relevant Interest Period, or

c)
the cost to the Refinancing Bank, in the event the Borrower has elected the Floating Rate pursuant to Section 3.3.2, or the cost to Option B Lenders that in the aggregate hold more than 50% of the aggregate unpaid principal amount of the Loan then held by Option B Lenders, if any Lender shall have entered into an Option B Interest Make-Up Agreement, in each case of obtaining matching deposits in the relevant interbank market for the relevant Interest Period would be in excess of the LIBO Rate, then the Administrative Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders. The Borrower, the Lenders and the Administrative Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Administrative Agent are unable to agree upon an interest rate (or rates) and interest period (or interest periods) prior to the date occurring fifteen (15) Business Days after the giving of such Determination Notice, the Administrative Agent shall (after consultation with the Lenders) set an interest rate and an interest period (or interest periods), in each case to take effect at the end of the Interest Period current at the date of the Determination Notice, which rate (or rates) shall be equal to the sum of the Floating Rate Margin and the lesser of (x) the cost to the Refinancing Bank of funding the portion of the Loan financed by the Refinancing Bank and (y) the weighted average of the corresponding interest rates at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period on Reuters’ pages KLIEMMM, GARBIC01 and FINA01 (or such other pages as may replace Reuters’ pages KLIEMMM, GARBIC01 or FINA01 on Reuters’ service). The Administrative Agent shall furnish a certificate to the Borrower as soon as reasonably practicable after the Administrative Agent has given such Determination Notice setting forth such rate. In the event that the circumstances described in this Section 4.2 shall extend beyond the end of an interest period agreed or set pursuant hereto, the foregoing procedure shall be repeated as often as may be necessary.

SECTION 4.3. Increased LIBO Rate Loan Costs, etc.  If after the Original Effective Date a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the Original Effective Date, shall:

a.
subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Section 4.6, withholding taxes); or

b.
change the basis of taxation to any Lender (other than a change in taxation on the overall net income of any Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

c.
impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Section 4.5 and the reserve costs described in Section 4.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

d.	impose on any Lender any other condition affecting its portion of the Loan or any part thereof,

and the result of any of the foregoing is either (i) to increase the cost to such Lender of making the Loan or maintaining the Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) such Lender shall (through the Administrative Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon such demand pay to the Administrative Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment.  Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender’s jurisdiction of organization or in the relevant jurisdiction in which such Lender does business.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.4. Funding Losses.

SECTION 4.4.1. Indemnity.   In the event any Lender shall incur any loss or expense (for the avoidance of doubt excluding loss of profit in the event the Borrower has elected the Floating Rate pursuant to Section 3.3.2), by reason of the liquidation or reemployment (at not less than the market rate) of deposits or other funds acquired by such Lender, to make, continue or maintain any portion of the principal amount of the Loan as a result of:

i)
if at the time interest is calculated at the Floating Rate, any conversion or repayment or prepayment or acceleration of the principal amount of the Loan on a date other than the scheduled last day of an Interest Period or otherwise scheduled date for repayment or payment;

ii)
if at the time interest is calculated at the Fixed Rate, any repayment or prepayment or acceleration of the principal amount of the Loan, other than any repayment made on the date scheduled for such repayment;

iii)	an election by the Borrower of the Floating Rate in accordance with Section 3.3.2.b) or Section 3.3.2.c);

iv)	a reduction or termination of the Commitments by the Borrower pursuant to Section 2.2.b)(ii); or

v)	the Loan not being made in accordance with the Loan Request therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied,

(a “Funding Losses Event”) then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five (5) Business Days of its receipt thereof:

a.	if at that time interest is calculated at the Floating Rate, pay directly to the Administrative Agent an amount (the “Floating Rate Indemnity Amount”) equal to the amount by which:

(i)	interest calculated at the Floating Rate which a Lender would have received on its share of the amount of the Loan subject to such

Funding Losses Event for the period from the date of receipt of any part of its share in the Loan to the last day of the applicable Interest Period,

exceeds:

(ii)
the amount which a Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

b.	if at that time interest is calculated at the Fixed Rate, pay to the Administrative Agent for the account of such Lender the sum of:

(A)	an amount equal to the amount by which:

(i)
interest calculated at the Fixed Rate which a Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share of the Loan to the final scheduled date for the repayment of Loan in full pursuant to Section 3.1, exceeds:

(ii)
the amount by which a Lender would be able to obtain by placing an equal amount to the amount received by it on deposit and receiving interest equal to the money market rate then applicable to Dollars on the Reuters page “ICAP1” (the “Reinvestment Rate”), such amount to be discounted to present value at the Reinvestment Rate; and

(B)	if such Lender has entered into an Option B Interest Make-up Agreement, an amount equal to the Floating Rate Indemnity Amount.

Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.

SECTION 4.5. Increased Capital Costs.  If after the Original Effective Date any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return.  Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business.  In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable.  Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor.

SECTION 4.6. Taxes.  All payments by the Borrower of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organized or any political subdivision thereof or the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the Borrower’s activities in such other jurisdiction, and any taxes imposed under FATCA (such non-excluded items being called “Covered Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

a.	pay directly to the relevant authority the full amount required to be so withheld or deducted;

b.	promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

c.
pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Covered Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received or paid by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Covered Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such person would have received had no such Covered Taxes been asserted.

Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes).  For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any Covered Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall  be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.

Each Lender (and each Participant) agrees with the Borrower and the Administrative Agent that it will (i) in the case of a Lender or a Participant organized under the laws of a jurisdiction other than the United States (a) provide to the Administrative Agent and the Borrower an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States (or alternatively, an Internal Revenue Service Form W-8BEN claiming the benefits of a tax treaty, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee Lender or Participant, on or prior to the date of the relevant assignment or participation), in each case attached to an Internal Revenue Service Form W-8IMY, if appropriate, (b) notify the Administrative Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, that payments to such Lender (or Participant) hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Covered Taxes or any payments made to or for benefit of such Lender or such Participant, provided that the Lender or Participant is legally able to deliver such forms, certificates or other documents.  For any period with respect to which a Lender (or assignee Lender or Participant) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an Assignee Lender, would be the date on which the original assignor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or assignee Lender or Participant) shall not be entitled to the benefits of this Section 4.6 with respect to Covered Taxes imposed by reason of such failure.

SECTION 4.7. Reserve Costs

.  Without in any way limiting the Borrower’s obligations under Section 4.3, the Borrower shall, on and after the date the Borrower elects the Floating Rate pursuant to Section 3.3.2, pay to the Administrative Agent for the account of each Lender on the last day of each Interest Period, so long as the relevant Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for the Loan for each day during such Interest Period:

(i) the principal amount of the Loan outstanding on such day; and

(ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on the Loan for such Interest Period as provided in this Agreement (less, if applicable, the Floating Rate Margin) and the denominator of which is one minus any increase after the Original Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and

(iii) 1/360.

Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender’s treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.

Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 4.8. Payments, Computations, etc.  a. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment.  All such payments required to be made to the Administrative Agent shall be made, without set-off, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars), to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.

b.
(i) Each Option A Lender hereby instructs the Administrative Agent to remit all payments of interest made with respect to any portion of the Loan held by such Option A Lender to the Refinancing Bank less the Fixed Rate Margin if interest on the Loan made by that Lender is then calculated at the Fixed Rate and less the Floating Rate Margin if interest on that Loan is then calculated at the Floating Rate.

(ii) Each Option B Lender hereby instructs the Administrative Agent, with respect to any portion of the Loan held by such Option B Lender, to pay to the CIRR Agent interest thereon at the Fixed Rate, if interest on such portion of the Loan is then calculated at the Fixed Rate, and to pay directly to such Lender interest thereon at the Floating Rate, if interest on such portion of the Loan is then calculated at the Floating Rate.

c.
The Administrative Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in clause (a) of this Section, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender without any set-off, deduction or counterclaim.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.9. Replacement Lenders, etc.  If the  Borrower shall be required to make any payment to any Lender pursuant to Section 4.3, 4.4, 4.5, 4.6 or 4.7, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) prepay the affected portion of such Lender’s Loans in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not prepay any such Lender pursuant to this clause (a) without replacing such Lender pursuant to the following clause (b) until a 30-day period shall have elapsed during which the Borrower and the Administrative Agent shall have attempted in good faith to replace such Lender), and/or (b) replace such Lender with another financial institution reasonably acceptable to the Administrative Agent, provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Lender shall have received one or more payments from either the Borrower or one or more Assignee Lenders in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 4.3, 4.4, 4.5, 4.6 and 4.7 to or for account of such Lender.

SECTION 4.10. Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise) on account of the Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6 and 4.7) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.11. Set-off.  Upon the occurrence and during the continuance of an Event of Default or a Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off under applicable law or otherwise) which such Lender may have.

SECTION 4.12. Use of Proceeds.  The Borrower shall apply the proceeds of the Loan in accordance with Recital (D) and, prior to such application, such proceeds shall be held in the Pledged Account; without limiting the foregoing, no proceeds of the Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U.  If the proceeds of the Loan  have not been paid to the Builder or its order or to the Administrative Agent (directly or indirectly) in prepayment of the Loan under Sections 3.2(a) or 3.7 by 9:59 p.m. (London time) on the second Business Day after the Closing Date, such proceeds shall continue to be pledged by the Borrower upon receipt in accordance with Section 2.3(b) as collateral pursuant to the Pledge Agreement.  On or prior to the date that is 15 days after the Closing Date, the Borrower shall notify the Administrative Agent whether the proceeds of the Loan are to be returned to the Administrative Agent as prepayment in accordance with Section 3.7 or to be held as cash collateral until the earlier of (i) disbursement to the Builder and (ii) prepayment of the Loan pursuant to Sections 3.2(a) or 9.2.

ARTICLE V

CONDITIONS TO BORROWING

SECTION 5.1. Advance of the Loan.  The obligation of the Lenders to fund the Loan  shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1. The Administrative Agent shall advise the Lenders of the satisfaction of the conditions precedent set forth in this Section 5.1 prior to funding on the Closing Date.

SECTION 5.1.1. Resolutions, etc.  The Administrative Agent shall have received from the Borrower:

(a)  a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached:

(x)  resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document, and

(y)  Organic Documents of the Borrower,

and upon which certificate the Lenders may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending such prior certificate; and

(b)  a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.

SECTION 5.1.2. Opinions of Counsel.  The Administrative Agent shall have received opinions, addressed to the Administrative Agent and each Lender from:

a.	Watson, Farley & Williams (New York) LLP, counsel to the Borrower, as to Liberian Law, covering the matters set forth in Exhibit D-1 hereto;

b.	Norton Rose LLP, counsel to the Administrative Agent, covering the matters set forth in Exhibit D-2 hereto; and

c.	Clifford Chance US LLP, United States tax counsel to the Lenders, covering the matters set forth in Exhibit D-3 hereto,

each such opinion to be updated to take into account all relevant and applicable Loan Documents at the time of issue thereof.

SECTION 5.1.3.  [RESERVED].

SECTION 5.1.4. Closing Fees, Expenses, etc.  The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the Administrative Agent (whether for its own account or for the account of any of the Lenders) and all invoiced expenses of the Administrative Agent (including the agreed fees and expenses of counsel to the Administrative Agent and the Hermes Fees) required to be paid by the Borrower pursuant to Section 11.3 or that the Borrower has otherwise agreed in writing to pay to the Administrative Agent, in each case on or prior to the Closing Date.

SECTION 5.1.5. Compliance with Warranties, No Default, etc.  Both before and after giving effect to the funding of the Loan the following statements shall be true and correct:

a.
the representations and warranties set forth in Article VI shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made; and

b.	no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing.

SECTION 5.1.6. Loan Request.  The Administrative Agent shall have received a Loan Request duly executed by the Borrower.

SECTION 5.1.7. Hermes Insurance Policy. a. The Administrative Agent or the Hermes Agent shall have received the Hermes Insurance Policy duly issued; and

b.           Hermes shall not have, prior to funding the Loan, delivered to the Administrative Agent or the Hermes Agent any notice that the Federal Republic of Germany has determined that the Loan is excluded from cover under the Hermes Insurance Policy.

SECTION 5.1.8.   Pledge Agreement.  The Pledge Agreement shall be duly executed by the parties thereto and delivered to the Administrative Agent on or prior to the Closing Date.

SECTION 5.1.9. CIRR requirements.

The Borrower acknowledges that:

(i)
the government of the Federal Republic of Germany, the Federal Audit Court or any authorized representatives specified by these bodies shall be authorized at any time to inspect and make or demand copies of the records, accounts, documents and other deeds of the Lenders;

(ii)	in the course of its activity as the Administrative Agent, the Administrative Agent may:

(a)	provide the government of the Federal Republic of Germany with information concerning the transactions to be handled by it; and

(b)	disclose information concerning the subsidized transaction in the context of internationally agreed consultation/notification proceedings and statutory specifications,

including information received from the Lenders; and

(iii)	the Administrative Agent and (to the extent the Lenders have entered into an Option A Refinancing Agreement with the Refinancing Bank) the Lenders are entitled to disclose to the Refinancing Bank:

(a)	circumstances pertaining to the Loan, proper repayment and collateralization;

(b)	extraordinary events which may jeopardize the proper servicing of the Loan;

(c)	any information required by the Refinancing Bank with respect to the proper use of any refinancing funds granted to the respective Lender; and

(d)	the Loan Documents;

provided that the Refinancing Bank agrees to keep such information confidential to the same extent required of Lenders pursuant to Section 11.15.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender as set forth in this Article VI as of the Restatement Effective Date and as of the Closing Date (except as otherwise stated).

SECTION 6.1. Organization, etc.  The Borrower is a corporation validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document and to perform the Obligations.

SECTION 6.2. Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

a.	contravene the Borrower’s Organic Documents;

b.	contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

c.	contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

d.	contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

e.	result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.3. Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document (except for authorizations or approvals not required to be obtained on or prior to the Closing Date or that have been obtained or actions not required to be taken on or prior to the Closing Date or that have been taken).  The Borrower holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Closing Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 6.4. Compliance with Environmental Laws.  The Borrower is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

SECTION 6.5. Validity, etc.  This Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 6.6.  No Default, Event of Default or Prepayment Event.  No Default, Event of Default or Prepayment Event has occurred and is continuing.

SECTION 6.7. Litigation.   There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, that (i) except as set forth in filings made by the Borrower with the SEC in the Borrower’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 6.8. The Purchased Vessel.  Immediately following the delivery of the Purchased Vessel to the Borrower or one of the Borrower's wholly owned Subsidiaries as assignee under the Construction Contract, the Purchased Vessel will be:

a.	legally and beneficially owned by the Borrower or one of the Borrower’s wholly owned Subsidiaries,

b.	registered in the name of the Borrower or one of the Borrower’s wholly owned Subsidiaries under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

c.	classed as required by Section 7.1.4(b),

d.	free of all recorded Liens, other than Liens permitted by Section 7.2.3,

e.	insured against loss or damage in compliance with Section 7.1.5, and

f.	exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries.

SECTION 6.9. Obligations rank pari passu.  The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower.

SECTION 6.10. Withholding, etc..  As of the Restatement Effective Date, no payment to be made by the Borrower under any Loan Document is subject to any withholding or like tax imposed by any Applicable Jurisdiction.

SECTION 6.11.  No Filing, etc. Required.  No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the Closing Date or that have been made).

SECTION 6.12. No Immunity.  The Borrower is subject to civil and commercial law with respect to the Obligations.  Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

SECTION 6.13. Investment Company Act.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.14. Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U.  Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15. Accuracy of Information.  The financial and other information (other than financial projections or other forward looking information) furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature.  All financial projections, if any, that have been furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).  All financial and other information furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.

ARTICLE VII

COVENANTS

SECTION 7.1. Affirmative Covenants.  The Borrower agrees with the Administrative Agent and each Lender that, from the Restatement Effective Date until all Commitments have terminated and all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Section 7.1.

SECTION 7.1.1. Financial Information, Reports, Notices, etc.  The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

a.
as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

b.
as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

c.
together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

d.
as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

e.	as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

f.
promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange; and

g.
such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request;

provided that information required to be furnished to the Administrative Agent under subsections (a), (b) and (g) of this Section 7.1.1 shall be deemed furnished to the Administrative Agent when available free of charge on the Borrower’s website at http://www.rclinvestor.com or the SEC’s website at http://www.sec.gov.

SECTION 7.1.2. Approvals and Other Consents. The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and approvals as may be required for (a) the Borrower to perform its obligations under this Agreement and the other Loan Documents and (b) the operation of the Purchased Vessel in compliance with all applicable laws, except, in each case, to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect.

SECTION 7.1.3. Compliance with Laws, etc.The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

a.	in the case of the Borrower, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

b.	in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

c.
the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings; and

d.	compliance with all applicable Environmental Laws.

SECTION 7.1.4. The Purchased Vessel.  The Borrower will:

a.
cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out the Purchased Vessel (i) to entities other than the Borrower and the Borrower’s wholly owned Subsidiaries and (ii) on a time charter with a stated duration not in excess of one year;

b.	cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognized standing;

c.	upon delivery of the Purchased Vessel, provide the following to the Administrative Agent with respect to the Purchased Vessel:

(i) evidence as to the ownership of the Purchased Vessel by the Borrower or one of the Borrower’s wholly owned Subsidiaries;

(ii) evidence of no recorded Liens on the Purchased Vessel, other than Liens permitted pursuant to Section 7.2.3; and

(iii) a copy of the final commercial invoice in respect of the Purchased Vessel as provided by the Builder, certified as a true and complete copy by an Authorized Officer of the Borrower; and

d.	within seven days after delivery of the Purchased Vessel, provide the following to the Administrative Agent with respect to the Purchased Vessel:

(i) evidence of the class of the Purchased Vessel; and

(ii) evidence as to all required insurance being in effect with respect to the Purchased Vessel.

SECTION 7.1.5. Insurance.  The Borrower, will or will cause one or more of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Administrative Agent, furnish to the

Administrative Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained or caused to be maintained by the Borrower and the Subsidiaries and certifying as to compliance with this Section.

SECTION 7.1.6. Books and Records.  The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

SECTION 7.1.7. Hermes Insurance Policy/Federal Republic of Germany Requirement.  The Borrower shall, on the reasonable request of the Hermes Agent or the Administrative Agent, provide such other information as required under the Hermes Insurance Policy and/or the Terms and Conditions as necessary to enable the Hermes Agent or the Administrative Agent to obtain the full support of Hermes and/or the government of the Federal Republic of Germany (as the case may be) pursuant to the Hermes Insurance Policy and/or the Terms and Conditions (as the case may be).  The Borrower must pay to the Hermes Agent or the Administrative Agent the amount of all reasonable costs and expenses reasonably incurred by the Hermes Agent or the Administrative Agent in connection with complying with a request by Hermes or the government of the Federal Republic of Germany (as the case may be) for any additional information necessary or desirable in connection with the Hermes Insurance Policy or the Terms and Conditions (as the case may be); provided that the Borrower is consulted before the Hermes Agent or the CIRR Agent incurs any such cost or expense.

SECTION 7.2. Negative Covenants.  The Borrower agrees with the Administrative Agent and each Lender that, from the Restatement Effective Date until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1. Business Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the Restatement Effective Date and other business activities reasonably related thereto.

SECTION 7.2.2. Indebtedness.  The Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

a.	Indebtedness, secured by Liens of the type described in Section 7.2.3;

b.	Indebtedness owing to the Borrower or a wholly owned direct or indirect Subsidiary of the Borrower;

c.	Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Restatement Effective Date;

d.
Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(a) and permitted to be secured under Section 7.2.3(c), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) (x) 3.5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $450,000,000;

e.	Existing Debt; and

f.	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes.

SECTION 7.2.3. Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

a.
Liens on the vessel BRILLIANCE OF THE SEAS existing as of the Restatement Effective Date and securing the Existing Debt (and any Lien on BRILLIANCE OF THE SEAS securing any refinancing of the Existing Debt, so long as such vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);

b.
Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Restatement Effective Date) acquired after the Restatement Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

c.
in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (x) 3.5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter or (y) $450,000,000, provided that, with respect to each such item of Indebtedness, the fair market value of the assets subject to Liens securing such

Indebtedness (determined at the time of the creation of such Lien) shall not exceed two times the aggregate principal amount of such Indebtedness (and for purposes of this clause (c), the fair market value of any assets shall be determined by (i) in the case of any Vessel, by an Approved Appraiser selected by the Borrower and (ii) in the case of any other assets, by an officer of the Borrower or by the board of directors of the Borrower);

d.
Liens on assets acquired after the Restatement Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

e.
Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Restatement Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

f.	Liens securing Government-related Obligations;

g.
Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

h.
Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

i.	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

j.	Liens for current crew’s wages and salvage;

k.
Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

l.	Liens on Vessels that:

(i)  secure obligations covered (or reasonably expected to be covered) by insurance;

(ii) were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii) were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

m.
normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights in favor of banks or other depository institutions;

n.
Liens in respect of rights of set-off, recoupment and holdback in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business; and

o.	Liens on cash or Cash Equivalents securing obligations in respect of Hedging Instruments permitted under Section 7.2.2(f) or securing letters of credit that support such obligations.

SECTION 7.2.4. Financial Condition.  The Borrower will not permit:

a.	Net Debt to Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

b.	Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.

c.
Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

SECTION 7.2.5. Investments.  The Borrower will not permit any of the Principal Subsidiaries to make, incur, assume or suffer to exist any Investment in any other Person other than

a.	the Borrower or any direct or indirect wholly owned Subsidiary of the Borrower; and

b.	other Investments by the Principal Subsidiaries in an aggregate amount not to exceed $50,000,000 at any time outstanding.

SECTION 7.2.6. Consolidation, Merger, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person except:

a.
any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.7; and

b.
so long as no Event of Default or Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

    (i) after giving effect thereto, the Stockholders’ Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and

    (ii) in the case of a merger involving the Borrower where the Borrower is not the surviving corporation, the surviving corporation shall have assumed in a writing, delivered to the Administrative Agent, all of the Borrower’s obligations hereunder and under the other Loan Documents.

SECTION 7.2.7. Asset Dispositions, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any material asset (including accounts receivable and capital stock of Principal Subsidiaries) to any Person, except:

a.	sales of assets (including, without limitation, Vessels) so long as at the time of any such sale:

     (i) the aggregate net book value of all such assets sold during each fiscal year does not exceed an amount equal to the greater of (x) 7.5% of Stockholders’ Equity as at the end of the last Fiscal Quarter, and (y) $400,000,000; and

    (ii) to the extent any asset has a fair market value in excess of $50,000,000 the Borrower or Subsidiary selling such asset receives consideration therefor at least equal to the fair market value thereof (as determined in good faith by (x) in the case of any Vessel, the board of directors of the Borrower and (y) in the case of any other asset, an officer of the Borrower or its board of directors);

b.	sales of capital stock of any Principal Subsidiary of the Borrower so long as a sale of all of the assets of such Subsidiary would be permitted under the foregoing clause (a);

c.	sales of capital stock of any Subsidiary other than a Principal Subsidiary;

d.	the sale of the vessel “Celebrity Mercury”;

e.	sales of other assets in the ordinary course of business; and

f.	sales of assets between or among the Borrower and Subsidiaries of the Borrower.

SECTION 7.2.8. Transactions with Affiliates  The Borrower will not, and will not permit any of the Principal Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates (other than arrangements or contracts among the Borrower and its Subsidiaries and among the Borrower’s Subsidiaries) unless such arrangement or contract is on an arms’-length basis, provided that, to the extent that the aggregate fair value of the goods furnished or to be furnished or the services performed or to be performed under all such contracts or arrangements in any one Fiscal Year does not exceed $50,000,000, such contracts or arrangements shall not be subject to this Section 7.2.8.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations.  The Borrower shall default in the payment when due of any principal of or interest on the Loan or any Commitment Fee, or any fee due and payable under the Fee Letter, provided that, in the case of any default in the payment of any interest on the Loan or of any Commitment Fee, such default shall continue unremedied for a period of at least two (2) Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent; and provided further that, in the case of any default in the payment of any fee due and payable under the Fee Letter, such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 8.1.2. Breach of Warranty.  Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations.  The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than the covenants set forth in Section 7.2.4 and the obligations referred to in Section 8.1.1) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).

SECTION 8.1.4. Default on Other Indebtedness.  The Borrower or any of its Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $50,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness).  For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.

SECTION 8.1.5. Bankruptcy, Insolvency, etc.  The Borrower or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

a.	generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

b.
apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

c.
in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days, provided that in the case of such an event in respect of the Borrower, the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents;

d.
permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 30 days undismissed, provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents; or

e.	take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (b) through (d) of Section 8.1.5 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3. Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.5 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare the outstanding principal amount of the Loan and other Obligations to be immediately due and payable and/or the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment.

ARTICLE IX

PREPAYMENT EVENTS

SECTION 9.1. Listing of Prepayment Events.  Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.

SECTION 9.1.1. Change in Ownership.  Any Person other than a member of the Existing Group (a “New Shareholder”) shall acquire (whether through legal or beneficial ownership of capital stock, by contract or otherwise), directly or indirectly, effective control over more than 33% of the Voting Stock and:

a.
the members of the Existing Group have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) in the aggregate, directly or indirectly, effective control over fewer shares of Voting Stock than does such New Shareholder; and

b.
the members of the Existing Group do not collectively have (whether through legal or beneficial ownership of capital stock, by contract or otherwise) the right to elect, or to designate for election, at least a majority of the Board of Directors of the Borrower.

SECTION 9.1.2. Change in Board.  During any period of 24 consecutive months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals:

a.	who were members of said Board on the first day of such period;

b.	whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board who were members of said Board on the first day of such period; or

c.	whose election or nomination to said Board was approved by a vote of at least two-thirds of the members of said Board referred to in the foregoing clauses (a) and (b).

SECTION 9.1.3. Unenforceability.  Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of the Borrower’s counsel set forth as Exhibit D-1 or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by the Administrative Agent.

SECTION 9.1.4. Approvals.  Any material license, consent, authorization, registration or approval at any time necessary to enable the Borrower or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

SECTION 9.1.5. Non-Performance of Certain Covenants and Obligations.  The Borrower shall default in the due performance and observance of any of the covenants set forth in Sections 4.12 or 7.2.4.

SECTION 9.1.6. Judgments.  Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

a.
enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or

b.	there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 9.1.7. Condemnation, etc..  The Purchased Vessel shall be condemned or otherwise taken under color of law or requisitioned and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.

SECTION 9.1.8. Arrest.  The Purchased Vessel shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.

SECTION 9.1.9. Sale/Disposal of the Purchased Vessel.  The Purchased Vessel is sold to a company which is not the Borrower or any other Subsidiary of the Borrower (other than for the purpose of a lease back to the Borrower or any other Subsidiary of the Borrower).

SECTION 9.1.10. Delayed Delivery of the Purchased Vessel.  If, within 15 days after the Closing Date, the Loan has not been utilized to pay for delivery of the Purchased Vessel, unless (i) the Loan has been returned to the Administrative Agent as prepayment in accordance with Section 3.2(a) or 3.7 or (ii) the proceeds of the Loan have been deposited to the Pledged Account in accordance with Section 4.12.

SECTION 9.1.11. Termination of the Construction Contract.  If the Construction Contract is terminated in accordance with its terms or by other lawful means prior to delivery of the Purchased Vessel and the parties thereto do not reach an agreement to reinstate the Construction Contract within 30 days after such termination.

Notwithstanding anything else contained in this Agreement, if, prior to delivery of the Purchased Vessel, the Borrower makes a Mandatory Prepayment pursuant to Section 9.2 as a result of Section 9.1.10 or a voluntary prepayment pursuant to Section 3.2(a) and the Purchased Vessel is delivered prior to the Commitment Termination Date, the Borrower shall be entitled to make an additional Loan Request prior to the Commitment Termination Date as if the funds had not been previously advanced. Payment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 9.2. Mandatory Prepayment.  If any Prepayment Event shall occur and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall, by notice to the Borrower, require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loan and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan and all accrued and unpaid interest thereon and all other Obligations).

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE HERMES AGENT

SECTION 10.1. Actions.  Each Lender hereby appoints KfW IPEX, as Administrative Agent and as Hermes Agent, as its agent under and for purposes of this Agreement and each other Loan Document (for purposes of this Article X, the Administrative Agent and the Hermes Agent are referred to collectively as the “Agents”).  Each Lender authorizes the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Section 10.1 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Neither Agent shall be obliged to act on the instructions of any Lender or the Required Lenders if to do so would, in the opinion of such Agent, be contrary to any provision of this Agreement or any other Loan Document or to any law, or would expose such Agent to any actual or potential liability to any third party.

SECTION 10.2. Indemnity.  Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender’s Percentage, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, such Agent in any way relating to or arising out of this Agreement and any other Loan Document or any action taken or omitted by such Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from such Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.  Neither Agent shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction.  If any indemnity in favor of an Agent shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.3. Funding Reliance, etc.  Each Lender shall notify the Administrative Agent by 4:00 p.m., Frankfurt time, one day prior to the advance of the Loan if it is not able to fund the following day.  Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 4:00 p.m., Frankfurt time, on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its Percentage of the Loan on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loan without premium or penalty.

SECTION 10.4. Exculpation.  Neither of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence.  Without limitation of the generality of the foregoing, each Agent (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Borrower, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (v) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties, and (vi) shall have no responsibility to the Borrower or any Lender on account of (A) the failure of a Lender or the Borrower to perform any of its obligations under this Agreement or any Loan Document; (B) the financial condition of the Borrower; (C) the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement or any Loan Document, or in or pursuant to any document delivered pursuant to or in connection with this Agreement or any Loan Document; or (D) the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement or any Loan Document or of any document executed or delivered pursuant to or in connection with any Loan Document.

SECTION 10.5. Successor.  The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders, provided that any such resignation shall not become effective until a successor Administrative Agent has been appointed as provided in this Section 10.5 and such successor Administrative Agent has accepted such appointment.  If the Administrative Agent at any time shall resign, the Required Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to the Administrative Agent which shall thereupon become such Administrative Agent’s successor hereunder (provided that the Required Lenders shall, subject to the consent of the Borrower unless an Event or Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) offer to each of the other Lenders in turn, in the order of their respective Percentages of the Loan, the right to become successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the Administrative Agent’s giving notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $1,000,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the resigning Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any resigning Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of:

(a)      this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

(b)      Section 11.3 and Section 11.4 shall continue to inure to its benefit.

If a Lender acting as the Administrative Agent assigns its Loan to one of its Affiliates, such Administrative Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign its rights and obligations as Administrative Agent to such Affiliate.

SECTION 10.6. Loans by the Administrative Agent.  The Administrative Agent shall have the same rights and powers with respect to the Loan made by it or any of its Affiliates.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  The Administrative Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

SECTION 10.7. Credit Decisions.  Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment.  Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 10.8. Copies, etc.  Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower).  Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement.

SECTION 10.9. The Agents’ Rights.  Each Agent may (i) assume that all representations or warranties made or deemed repeated by the Borrower in or pursuant to this Agreement or any Loan Document are true and complete, unless, in its capacity as the

Administrative Agent, it has acquired actual knowledge to the contrary, (ii) assume that no Default has occurred unless, in its capacity as an Agent, it has acquired actual knowledge to the contrary, (iii) rely on any document or notice believed by it to be genuine, (iv) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it, (v) rely as to any factual matters which might reasonably be expected to be within the knowledge of the Borrower on a certificate signed by or on behalf of the Borrower and (vi) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Required Lenders) and unless and until such Agent has received from the Lenders any payment which such Agent may require on account of, or any security which such Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

SECTION 10.10. The Administrative Agent’s Duties.  The Administrative Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement or any Loan Document by the Borrower as to the existence of an Event of Default and (ii) inform the Lenders promptly of any Event of Default of which the Administrative Agent has actual knowledge.

The Administrative Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Borrower or actual knowledge of the occurrence of any Default unless a Lender, or the Borrower shall have given written notice thereof to the Administrative Agent in its capacity as the Administrative Agent.  Any information acquired by the Administrative Agent other than specifically in its capacity as the Administrative Agent shall not be deemed to be information acquired by the Administrative Agent in its capacity as the Administrative Agent.

The Administrative Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Borrower or with the Borrower’s subsidiaries or associated companies or with a Lender as if it were not the Administrative Agent.

SECTION 10.11. Employment of Agents.  In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement or the Loan Documents, each Agent shall be entitled to employ and pay agents to do anything which such Agent is empowered to do under or pursuant to this Agreement or the Loan Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including without limitation Section 11.3, the employment of such agents shall be for such Agent’s account, and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by such Agent in good faith to be competent to give such opinion, advice or information.

SECTION 10.12. Distribution of Payments.  The Administrative Agent shall pay promptly to the order of each Lender that Lender’s Percentage Share of every sum of money received by the Administrative Agent pursuant to this Agreement or the Loan Documents (with the exception of any amounts payable pursuant to the Fee Letter and any amounts which, by the terms of this Agreement or the Loan Documents, are paid to the Administrative Agent for the account of the Administrative Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Administrative Agent on trust absolutely for that Lender.

SECTION 10.13. Reimbursement.  The Administrative Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum.  If, however, the Administrative Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Section 10.12 before it has itself received payment of that amount, and the Administrative Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of this Agreement or the Loan Documents, that Lender will, on demand by the Administrative Agent, refund to the Administrative Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Administrative Agent for any amount which the Administrative Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the Loan Documents and ending on the date on which the Administrative Agent receives reimbursement.

SECTION 10.14. Instructions.  Where an Agent is authorized or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Required Lenders each of the Lenders shall provide such Agent with instructions within three (3) Business Days of such Agent’s request (which request may be made orally or in writing).  If a Lender does not provide such Agent with instructions within that period, that Lender shall be bound by the decision of such Agent.  Nothing in this Section 10.14 shall limit the right of such Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Required Lenders if such Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with this Agreement or the Loan Documents.  In that event, such Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Administrative Agent pursuant to this Section 10.14.

SECTION 10.15. Payments.  All amounts payable to a Lender under this Section 10.15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Administrative Agent.

SECTION 10.16. “Know your customer” Checks.  Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement or the Loan Documents.

SECTION 10.17. No Fiduciary Relationship.  Except as provided in Section 10.12, no Agent shall have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in this Agreement or any Loan Document shall constitute a partnership between any two or more Lenders or between either Agent and any other person.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.1.   Waivers, Amendments, etc.  The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided that no such amendment, modification or waiver which would:

a.	modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

b.	modify this Section 11.1 or change the definition of “Required Lenders” shall be made without the consent of each Lender;

c.	increase the Commitment of any Lender shall be made without the consent of such Lender;

d.	reduce any fees described in Article III payable to any Lender shall be made without the consent of such Lender;

e.	extend the Commitment Termination Date of any Lender shall be made without the consent of such Lender;

f.
extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on the Loan (or reduce the principal amount of or rate of interest on the Loan) owed to any Lender shall be made without the consent of such Lender; or

g.	affect adversely the interests, rights or obligations of the Administrative Agent in its capacity as such shall be made without consent of the Administrative Agent.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Administrative Agent, the Hermes Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The Lenders hereby agree, at any time and from time to time that the Nordea Agreement or the Citibank Agreement is amended or refinanced, to negotiate in good faith to amend this Agreement to conform any representations, warranties, covenants or events of default in this Agreement to the amendments made to any substantively comparable provisions in the Nordea Agreement or the Citibank Agreement or any refinancing thereof.

SECTION 11.2. Notices.

(a)           All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile or by electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or electronic mail address set forth below its signature to this Agreement or set forth in the Lender Assignment Agreement or at such other address, or facsimile number as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted provided it is received in legible form; any notice, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient.

(b)            So long as KfW IPEX is the Administrative Agent, the Borrower may provide to the Administrative Agent all information, documents and other materials that it furnishes to the Administrative Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any advance or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent at claudia.wenzel@kfw.de (or such other email address notified by the Administrative Agent to the Borrower); provided that any Communication requested pursuant to Section 7.1.1(h) shall be in a format acceptable to the Borrower and the Administrative Agent.

(1)           The Borrower agrees that the Administrative Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lender by posting such notices, at the option of the Borrower, on Intralinks (the “Platform”).  Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(2)            The Administrative Agent agrees that the receipt of Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

SECTION 11.3. Payment of Costs and Expenses.  The Borrower agrees to pay on demand all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated.  In addition, the Borrower agrees to pay reasonable fees and out of pocket expenses of counsel to the Administrative Agent in connection with the funding under this Agreement.  The Borrower further agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any stamp, recording, documentary or other similar taxes arising from the execution, delivery or enforcement of this Agreement or the borrowing hereunder or any other Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 11.4. Indemnification.  In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Administrative Agent, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loans (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto.  Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defense of any such action, suit or other claim (provided that the Borrower shall reimburse such indemnified party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defense of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defense of such claim, (iii) the Borrower  shall consult in good faith with  the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defense of such claim, (iv) the Borrower shall conduct the defense of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed).  Notwithstanding the Borrower’s election to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party and the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defenses (in which case the Borrower shall not have the right to assume the defense of such action on the Indemnified Party’s behalf), (iii) the Borrower  shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense.  The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 11.5. Survival. The obligations of the Borrower under Sections 4.3,4.4, 4.5, 4.6, 4.7, 11.3 and 11.4 and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations.  The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 11.6. Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7. Headings.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8. Execution in Counterparts,   This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 11.9.  Third Party Rights.   Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.

SECTION 11.10. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

a.
except to the extent permitted under Section 7.2.5, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; and

b.	the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

SECTION 11.11. Sale and Transfer of the Loan; Participations in the Loan.  Each Lender may assign, or sell participations in, its Loan to one or more other Persons in accordance with this Section 11.11.

          SECTION 11.11.1. Assignments  (i) KfW IPEX, as Lender, (A) with the written consent of the Borrower (which consent shall not be unreasonably delayed or withheld but which consent shall be deemed to have been given in the absence of a written notice delivered by the Borrower to KfW IPEX, on or before the fifth Business Day after receipt by the Borrower of KfW IPEX’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, up to 50.0% of the aggregate principal amount of the Loan or the total aggregate Commitments and (B) after having assigned or transferred, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, 50.0% of the aggregate principal amount of the Loan or the total aggregate Commitments (pursuant to the foregoing clause (A) and/or Section 11.11.2, with the written consent of the Borrower (which consent may be withheld at the discretion of the Borrower) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions all or any fraction of KfW IPEX’s remaining Loan or Commitment.

(ii) Any Lender (other than KfW IPEX) with the written consents of the Borrower and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Administrative Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions all or any fraction of such Lender’s Loan; provided that any Affiliate of KfW IPEX shall be subject to the provisions of Section 11.11.1(i) and 11.11.2(f) as if such Affiliate were KfW IPEX.

(iii) Any Lender, with notice to the Borrower and the Administrative Agent, and, notwithstanding the foregoing clauses (i) and (ii), without the consent of the Borrower, or the Administrative Agent, may assign or transfer (A) to any of its Affiliates (including, in the case of KfW IPEX, KfW) or (B) following the occurrence and during the continuance of an Event of Default or a Prepayment Event, to any other Person, in either case, all or any fraction of such Lender’s Loan.

(iv) Any Lender may (notwithstanding the foregoing clauses, and without notice to, or consent from, the Borrower or the Administrative Agent) assign and pledge all or any portion of its Loan to (i) any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank all or any fraction of such Lender’s Loan or (ii) to the Refinancing Bank as collateral security pursuant to the terms of any Option A Refinancing Agreement entered into by such Lender.

(v) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement unless it has given prior written notification of the transfer to Hermes and has obtained a prior written consent from Hermes.

(vi) Nothing in this Section 11.11.1 shall prejudice the right of the Lender to assign its rights under this Agreement to Hermes, if such assignment is required to be made by that Lender to Hermes in accordance with the Hermes Insurance Policy.

Each Person described in the foregoing clauses as being the Person to whom such assignment or transfer is to be made, is hereinafter referred to as an “Assignee Lender”.  Assignments in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender’s Loan and Commitment) (which assignment or transfer shall be of a constant, and not a varying, percentage of such Lender’s Loan) are permitted; provided that the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned or transferred to an Assignee Lender until:

a.
written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender;

b.	such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and

c.	the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned or transferred to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned or transferred by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment.  Except to the extent resulting from a subsequent change in law, in no event shall the Borrower be required to pay to any Assignee Lender any amount under Sections 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no such assignment been made.  Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $2,000 (and shall also reimburse the Administrative Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment).

SECTION 11.11.2. Participations.  Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in its Loan; provided that:

a.	no participation contemplated in this Section 11.11.2 shall relieve such Lender from its obligations hereunder;

b.	such Lender shall remain solely responsible for the performance of its obligations hereunder;

c.
the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

d.
no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (b) through (f) of Section 11.1;

e.
the Borrower shall not be required to pay any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no participating interest been sold; and

f.
each Lender that sells a participation under this Section 11.11.2 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest on) each of the Participant’s interest in the Lender’s Advances, Commitments or other interests hereunder (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder.

g.
KfW IPEX may not sell participating interests pursuant to this Section 11.11.2 aggregating, when taken together with Loans and/or Commitments sold by KfW IPEX pursuant to Section 11.11.1, more than 50.0% of its initial Loan and/or Commitment without the written consent of the Borrower (which consent shall not be required following the occurrence and during the continuance of an Event of Default or a Prepayment Event).

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and clause (e) of 7.1.1, shall be considered a Lender.

SECTION 11.11.3.  Register.  The Administrative Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Lender Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Loan owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.12. Other Transactions.  Nothing contained herein shall preclude the Administrative Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.13. Hermes Insurance Policy.

SECTION 11.13.1. Terms of Hermes Insurance Policy

(a)	95% cover of the Loan.

(b)	The Hermes Fee will not exceed 2.3% of the Loan as advanced on the Closing Date.

(c)
The parties have entered into this Agreement on the basis that the Hermes Insurance Policy shall contain the following terms and should such terms not be included within the Hermes Insurance Policy, then the Borrower may cancel the Commitment(s):

(i)	EUR2,792,200 of Hermes Fee (“First Fee”) will be payable to the Hermes Agent or Hermes on demand following the issue of the Hermes Insurance Policy;

(ii)	2.3% of the Loan as advanced on the Closing Date less the First Fee (“Second Fee”) will be payable to the Hermes Agent or Hermes on the Closing Date;

(iii)
if the Commitments are cancelled in full by the Borrower or the Lenders on or prior to the Closing Date, Hermes shall be required to reimburse the Hermes Agent the amount of the First Fee less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR 2,500); and

(iv)
if, after the Closing Date, the Borrower prepays all or part of the Loan in accordance with this Agreement, Hermes shall be required to reimburse the Hermes Agent an amount equal to all or a corresponding proportion of the unexpired portion of the Hermes Fee, having regard to the amount of the prepayment and the remaining term of the Loan less an administration fee (such fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR 2,500).

SECTION 11.13.2. Obligations of the Borrower.

(a)
Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay (a) the First Fee to the Hermes Agent or Hermes on demand following the issue of the Hermes Insurance Policy and (b) the Second Fee to the Hermes Agent or Hermes on the Closing Date. In each case, if received by the Hermes Agent, the Hermes Agent shall pay such amount to Hermes.

(b)
Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay to the Hermes Agent or Hermes an issue fee of EUR 12,500 for the issue of the Hermes Insurance Policy on demand following issue of thethe Hermes Insurance Policy.

SECTION 11.13.3. Obligations of the Hermes Agent and the Lenders.

(a)
Promptly upon receipt of the Hermes Insurance Policy from Hermes, the Hermes Agent shall (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) send a copy thereof to the Borrower.

(b)
The Hermes Agent shall perform such acts or provide such information, which are, acting reasonably, within its power so to perform or so to provide, as required by Hermes under the Hermes Insurance Policy as necessary to ensure that the Lenders obtain the support of Hermes pursuant to the Hermes Insurance Policy.

(c)	The Hermes Agent shall:

(i)
make written requests to Hermes seeking a reimbursement of the Hermes Fee in the circumstances described in  Section 11.13.1(c)(iii) or (iv) promptly after the relevant cancellation or prepayment and (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) provide a copy of the request to the Borrower;

(ii)	use its reasonable endeavours to maximize the amount of any reimbursement of the Hermes Fee to which the Hermes Agent is entitled;

(iii)	pay to the Borrower the full amount of any reimbursement of the Hermes Fee that the Hermes Agent receives from Hermes within two (2) Business Days of receipt with same day value; and

(iv)
  relay the good faith concerns of the Borrower to Hermes regarding the amount it is required to pay to Hermes or the amount of any reimbursement to which the Hermes Agent is entitled, it being agreed that the Hermes Agent’s obligation shall be no greater than simply to pass on to Hermes the Borrower’s concerns.

(d)
Each Lender will co-operate with the Hermes Agent, the Administrative Agent and each other Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the Hermes Insurance Policy and each Interest Make-Up Agreement (as defined in and entered into in accordance with the Terms and Conditions) continue in full force and effect and shall indemnify and hold harmless each other Lender in the event that the Hermes Insurance Policy or such Interest Make-Up Agreement (as the case may be) does not continue in full force and effect due to its gross negligence or willful default.

SECTION 11.14. Law and Jurisdiction

SECTION 11.14.1. Governing Law.  This Agreement and any non-contractual obligations arising out of or in respect of this Agreement shall in all respects be governed by and interpreted in accordance with English Law.

SECTION 11.14.2. Jurisdiction.  For the exclusive benefit of the Administrative Agent and the Lenders, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.  The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Section, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.

SECTION 11.14.3. Alternative Jurisdiction.  Nothing contained in this Section shall limit the right of the Administrative Agent or the Lenders to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

SECTION 11.14.4. Service of Process.  Without prejudice to the right of the Administrative Agent or the Lenders to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 2, Aviator Park, Station Road, Addlestone, Surrey KT15 2PG, Attention: General Counsel, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9:00 am on the third Business Day after posting by prepaid first class registered post.

SECTION 11.15. Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain and to cause its Affiliates to maintain the confidentiality of all non public information provided to it by the Borrower or any Subsidiary of the Borrower, or by the Administrative Agent on the Borrower’s or such Subsidiary’s behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by it or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Affiliates; provided, however, that it may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which the Administrative Agent, any Lender or any of their respective Affiliates is subject or in connection with an examination of the Administrative Agent, such Lender or any of their respective Affiliates by any such authority or body, including without limitation the Federal Republic of Germany; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative

Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Administrative Agent or such Lender’s independent auditors, counsel, and any other professional advisors of the Administrative Agent or such Lender who are advised of the confidentiality of such information; (G) to any participant or assignee, provided that such Person agrees to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder; (H) as to the Administrative Agent, any Lender or their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with the Administrative Agent, such Lender or such Affiliate; (I) to its Affiliates and its Affiliates’ directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder; and (J) to any other party to the Agreement.  Each of the Administrative Agent and the Lenders shall be responsible for any breach of this Section 11.15 by any of its Affiliates or any of its or its Affiliates’ directors, officers, employees, professional advisors and agents.

EXHIBIT A

Preliminary Repayment Schedule
US Dollars ($)

No.	Repayment Dates		Repayment	Loan Balance

1	6	months after Delivery
2	12	months after Delivery
3	18	months after Delivery
4	24	months after Delivery
5	30	months after Delivery
6	36	months after Delivery
7	42	months after Delivery
8	48	months after Delivery
9	54	months after Delivery
10	60	months after Delivery
11	66	months after Delivery
12	72	months after Delivery
13	78	months after Delivery
14	84	months after Delivery
15	90	months after Delivery
16	96	months after Delivery
17	102	months after Delivery
18	108	months after Delivery
19	114	months after Delivery
20	120	months after Delivery
21	126	months after Delivery
22	132	months after Delivery
23	138	months after Delivery
24	144	months after Delivery

A-1

EXHIBIT B

FORM OF LOAN REQUEST

KfW IPEX-Bank GmbH,
as Administrative Agent
Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Federal Republic of Germany

Attention:	[Name]
[Title]

HULL NO. S-691 – NOTICE OF DRAWDOWN

Gentlemen and Ladies:

This Loan Request is delivered to you pursuant to Section 2.3 of the Hull No. S-691 Credit Agreement, dated as of December  19, 2008, as amended  and restated as of February __, 2012 (together with all amendments, if any, from time to time made thereto, the “Agreement”), among Royal Caribbean Cruises Ltd. (the “Borrower”), KfW IPEX-Bank GmbH as administrative agent (in such capacity, the “Administrative Agent”), and as Hermes agent, and KfW IPEX-Bank GmbH, and the various other financial institutions from time to time party thereto as Lenders. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Agreement.

The Borrower hereby requests that the Loan be made in the aggregate principal amount of [US$ ] on ___________, 201__, which amount does not exceed the US Dollar Equivalent of 80% of the Contract Price of the Vessel (as adjusted from time to time in accordance with the Construction Contract). The US dollar amount is based on the weighted average rate of exchange that the Guarantor has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amount of EUR with Dollars for the payment of the final installment of the Contract Price. True and complete copies of the counterparty confirmations evidencing the rates of exchange that the Guarantor has agreed to pay its counterparties for the purchase of the relevant amount of EUR with Dollars are attached.

Please wire transfer the proceeds of the Loan as follows:

[details to be provided]

The Borrower hereby acknowledges that, pursuant to Section 5.1.5 of the Agreement, each of the delivery of this Loan Request and the acceptance by the Borrower of the proceeds of the Loan requested hereby constitute a representation and warranty by the Borrower that, on the date of such Loan (before and after giving effect thereto and to the application of the proceeds therefrom), all statements set forth in Article VI of the Agreement are true and correct in all material respects.

B-1

The Borrower agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such borrowing as if then made.

The Borrower has caused this Loan Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ___ day of ___________, 201__.

Royal Caribbean Cruises Ltd.

By:	___________________________
Name:
Title:

B-2

EXHIBIT D-1

Opinion of Liberian Counsel to the Borrower

D-1-1

Watson, Farley & Williams (New York) LLP
100 Park Avenue New York, New York 10017
Tel (212) 922 2200 Fax (212) 922 1512
[.], 20[.]
To the Lenders party to the Credit Agreement referred to below and to KfW IPEX-Bank GmbH as Administrative Agent

Royal Caribbean Cruises Ltd.
Celebrity Solstice V Inc.

Dear Sirs:

We have acted as legal counsel on matters of Liberian law to Celebrity Solstice V Inc., a Liberian corporation (the “Borrower”), in connection with (a) a Hull No S-691 Credit Agreement dated as of [.], 2008 (the “Credit Agreement”) and made between (1) the Borrower, (2) the Lenders (as defined therein) as several lenders, (3) KfW IPEX-Bank GmbH as Hermes Agent, and (4) KfW IPEX-Bank GmbH as Administrative Agent in respect of a loan facility in an amount not to exceed the US Dollar Equivalent of €485,600,000, and (b) the Guarantee dated [.], 20[.] made by Royal Caribbean Cruises Ltd., a Liberian corporation (the “Guarantor”) in favor of the Lenders, the Hermes Agent and the Administrative Agent respecting the obligations of the Borrower under the Credit Agreement (collectively, together with the Credit Agreement, the “Documents”). Terms defined in the Credit Agreement shall have the same meaning when used herein.

With reference to the Documents you have asked for our opinion on the matters set forth below. In rendering this opinion we have examined executed copies of the Documents. We have also examined originals or photostatic copies or certified copies of all such agreements and other instruments, certificates by public officials and certificates of officers of the Borrower and the Guarantor as are relevant and necessary and relevant corporate authorities of the Borrower and the Guarantor. We have assumed with your approval, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies, the power, authority and legal right of the parties to the Documents other than the Borrower and the Guarantor to enter into and perform their respective obligations under each of the Documents, and the due authorization of the execution of the Documents by all parties thereto other than the Borrower and the Guarantor. We have further assumed the validity and enforceability of the Documents under all applicable laws other than the law of the Republic of Liberia.

As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of public officials and of officers or representatives of the Borrower and the Guarantor.

To the Lenders party to the Credit Agreement	Page 2
and KfW IPEX-Bank GmbH as Administrative Agent
[●], 20[●]

We are attorneys admitted to practice in the State of New York and do not purport to be experts in the laws of any other jurisdiction. Insofar as our opinion relates to the law of the Republic of Liberia, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Act of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised of 1976, effective January 3, 1977 as amended) (the “Business Corporation Act”), the Liberian Maritime Law (Title 21 of the Liberian Code of Laws of 1956 as amended), and the Revenue Code of Liberia (2000), the regulations thereunder and an opinion dated December 23, 2004 addressed by the Minister of Justice and Attorney General of the Republic of Liberia to the LISCR Trust Company, made available to us by Liberian Corporation Services, Inc. and the Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws in the United States. In rendering our opinion as to the valid existence in good standing of the Borrower and the Guarantor, we have relied on Certificates of Goodstanding issued by order of the Minister of Foreign Affairs of the Republic of Liberia on [.], 20[.].

This opinion is limited to the law of the Republic of Liberia. We express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that:

1.	Each of the Borrower and the Guarantor is a corporation duly incorporated, validly existing under the Business Corporation Act and in good standing under the law of the Republic of Liberia;

2.
Each of the Borrower and the Guarantor has full right, power and authority to enter into, execute and deliver the Document to which it is a party and to perform each and all of its obligations under the Document to which it is a party;

3.	Each of the Documents has been executed and delivered by a duly authorized signatory of the Borrower or the Guarantor party thereto;

4.
Each of the Documents constitutes the legal, valid and binding obligations of the Borrower or the Guarantor party thereto, enforceable against the Borrower or the Guarantor, as the case may be, in accordance with its terms;

5.
Neither the execution nor delivery of either of the Documents, nor the transactions contemplated therein, nor compliance with the terms and conditions thereof, will contravene any provisions of Liberian law or violate any provisions of the Articles of Incorporation (inclusive of any articles of amendment thereto) or the Bylaws of the Borrower or of the Guarantor;

6.
No consent or approval of, or exemption by, any Liberian governmental or public bodies and authorities are required in connection with the execution and delivery by the Borrower or the Guarantor of the Documents;

To the Lenders party to the Credit Agreement	Page 3
and KfW IPEX-Bank GmbH as Administrative Agent
[●], 20[●]

7.
It is not necessary to file, record or register either of the Documents or any instrument relating thereto or effect any other official action in any public office or elsewhere in the Republic of Liberia to render any such document enforceable against the Borrower or the Guarantor;

8.
Assuming neither of the Documents having been executed in the Republic of Liberia, no stamp or registration or similar taxes or charges are payable in the Republic of Liberia in respect of either of the Documents or the enforcement thereof in the courts of Liberia other than (i) customary court fees payable in litigation in the courts of Liberia and (ii) nominal documentary stamp taxes if the Documents are ever submitted to a Liberian court;

9.
Assuming that no more than 25% of the total combined voting power and no more than 25% of the total value of the outstanding equity stock of either of the Borrower or the Guarantor is beneficially owned, directly or indirectly, by persons resident in the Republic of Liberia and that neither of the Borrower or the Guarantor, either directly or through agents acting on its behalf, engages in the Republic of Liberia in the pursuit of gain or profit with a degree of continuity or regularity, neither of the Borrower or the Guarantor is required or entitled under any existing applicable law or regulation of the Republic of Liberia to make any withholding or deduction in respect of any tax or otherwise from any payment which it is or may be required to make under any of the Documents; and

10.
Assuming that the shares of the Borrower and the Guarantor are not owned, directly or indirectly, by the Republic of Liberia or any other sovereign under Liberian law, neither the Borrower nor the Guarantor nor the property or assets of either of them is immune from the institution of legal proceedings or the obtaining or execution of a judgment in the Republic of Liberia.

We qualify our opinion to the extent that (i) the enforceability of the rights and remedies provided for in the Documents (a) may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors’ rights and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or similar principles, and (ii) while there is nothing in the law of the Republic of Liberia that prohibits a Liberian corporation from submitting to the jurisdiction of a forum other than the Republic of Liberia, the enforceability of such submission to jurisdiction provisions is not dependent upon Liberian law and such provisions may not be enforceable under the law of a particular jurisdiction.

A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such Lender may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such Lender on the date hereof.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other Lender who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any

To the Lenders party to the Credit Agreement	Page 4
and KfW IPEX-Bank GmbH as Administrative Agent
[●], 20[●]

change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any Lender relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

Very truly yours,

Watson, Farley & Williams (New York) LLP

EXHIBIT D-2

Opinion of Counsel to the Administrative Agent

D-2-1

KfW IPEX-Bank GmbH Palmengartenstrasse 5-9 60325 Frankfurt am Main Germany	Email	julie.clegg@shlegal.com
	Direct fax	+44 (0)20 7003 8460
	Reference	1253/01-46-03433

[ ] 20[ ]

Dear Sirs

Celebrity Solstice V Inc. (the "Borrower")
Royal Caribbean Cruises Ltd. (the "Guarantor")

We have acted as English legal advisers to KfW IPEX-Bank GmbH in connection with a credit agreement dated [                                ] 2008 in respect of the vessel with Hull No. S-691 (the "Credit Agreement") made by and between the Borrower as borrower, KfW IPEX-Bank GmbH as Hermes agent and administrative agent (the "Administrative Agent") and KfW IPEX-Bank GmbH and the other persons from time to time party thereto as lenders (the "Lenders").  We have been asked to give this opinion pursuant to article V, section 5.1.2 b. of the Credit Agreement.  Terms defined in the Credit Agreement have the same meaning in this opinion.

1	Documents

1.1	We have examined [copies of] the following documents [received from the Borrower] for the purposes of this opinion:

(a)           the Credit Agreement dated [                                ] 2008; and

(b)	the letter of guarantee dated [ ] 20[ ] from the Guarantor in favour of the Administrative Agent and the Lenders.

1.2	"Document" means each document referred to in paragraph 1.1 above. "Company" means each of the Borrower and the Guarantor.

1.3	We have not examined any document except as described in this opinion or made any enquiries or searches.

2	Scope of Opinion

2.1
This opinion is given solely with respect to the laws of England and Wales as at the date of this letter and as currently applied by the English courts.  We express no opinion as to the law of any other jurisdiction or as to any matters of fact.

2.2	Statements relating to taxation are based on generally published practice of HM Revenue & Customs applying at the date of this opinion.

2.3            This opinion shall be governed by and interpreted in accordance with English law.

Page no 2

3	Opinion

Subject to the assumptions and qualifications set out below, we are of the opinion that:

(a)	Obligations binding: the obligations of each Company under each Document to which it is a party are legally valid and binding obligations enforceable by KfW IPEX-Bank GmbH in the English Courts;

(b)
No consents:  no consent authorisation licence or approval of any governmental or public body in England and Wales is required for the validity, enforceability or admission into evidence of any Document;

(c)	Form: each Document is in proper form for enforcement in the English courts;

(d)	Filings: it is not necessary for the validity, enforceability or admissibility in evidence in England of any Document that it be registered or filed with any court, authority or public office;

(e)	Stamp Duty: no United Kingdom ad valorem stamp duty or stamp duty reserve tax is payable by either Company on the execution of the Document to which it is a party; and

(f)	Choice of law: the choice of English law to govern the Documents will be upheld as a valid choice of law in the English courts.

4	Assumptions

4.1                We have assumed that:

    (a)           Status and capacity:  each party to each Document:

(i)	is duly incorporated and validly existing under the laws of its country of incorporation;

(ii)	has the necessary corporate power to enter into and perform its obligations under each Document to which it is a party;

(iii)	has obtained all necessary consents and authorisations and is qualified and empowered to enter into and perform its obligations under each Document to which it is a party; and

(iv)	has taken all action required by its constitutional documents to authorise the execution of and the performance of its obligations under each Document to which it is a party;

(b)	Execution: each Document has been duly executed and delivered on behalf of each party to it;

Page no 3

(c)	Authenticity and conformity: each Document described as an original is authentic and each Document described as a copy conforms to its original;

(d)
Benefit: each Company is acting as principal and entered into each Document to which it is a party in good faith for the purpose of its business and there are reasonable grounds for believing that the transactions contemplated by the Documents will benefit the Company;

(e)
Solvency:  each Company is able to pay its debts as they fall due, will not become unable to pay its debts as a consequence of entering into the Documents to which it is a party and no steps have been taken to make either Company the subject of any insolvency procedure or injunction;

(f)	No waiver: no Document has been terminated or varied and no obligation has been waived;

(g)	Entire agreement: each Document constitutes the entire agreement between the parties as to the matters referred to in it;

(h)	No duress: the effect of the Documents is not affected by duress, undue influence or mistake and no Document has been entered into by any party in connection with any unlawful activity;

(i)
Other laws:  no law or public policy of any place other than England affects the opinions contained in this letter and each Document constitutes legal, valid and binding obligations of each of the parties to it under all applicable laws other than English law;

(j)	Facts: all facts and documents relevant to this opinion have been disclosed to us;

(k)
Choice of law: the choice of English law to govern the Documents and the submission by the parties to the jurisdiction of the English courts is a valid choice of law and submission to jurisdiction under the rules governing choice of law and submission to jurisdiction applicable to each such party;

(l)
Agent for service of process:  the person specified in the Documents as agent for the service of process on behalf of a Company in England and Wales exists and operates at the address stated, has duly accepted his appointment and such appointment will subsist for so long as any liability is outstanding under the Documents; and

(m)	Place of business: neither Company carries on business in England and Wales or has an established place of business in England and Wales.

4.2            We have taken no steps to verify any of these assumptions.

5	Qualifications

Our opinion is subject to the following qualifications:

Page no 4

(a)
Enforceability:  the expression "enforceable" means that the obligations are of a type which English courts enforce and does not mean that they will be enforced in all circumstances or in accordance with their terms;

(b)	Insolvency: the rights of the parties are subject to limitations arising from laws relating to insolvency and other laws affecting the rights of creditors generally;

(c)	Penalty: any provision for the forfeiture of property or the payment of compensation or additional interest which does not represent a genuine pre-estimate of loss may be unenforceable as a penalty;

(d)
Equitable remedies:  equitable remedies including specific performance and injunction are granted at the discretion of the Court and are not usually available where damages are considered to be an adequate remedy;

(e)	Time-barred claims: enforcement of the rights of any party may become time-barred by limitation, prescription or laches;

(f)
Performance abroad:  an obligation to be performed in a jurisdiction outside England and Wales or by a person subject to the laws of a jurisdiction outside England and Wales may not be enforceable under English law to the extent that such performance would be illegal or contrary to public policy under the laws of that other jurisdiction;

(g)	Set-off: defences of set-off or counterclaim may be available even where such defence is waived;

(h)
Discretions:  any party which is vested with a discretion or which may determine any matter in its opinion may be required to exercise such discretion reasonably or to base its opinion on reasonable grounds;

(i)	Certificates: any provision to the effect that a calculation, determination or certificate will be conclusive, binding or final will not prevent judicial enquiry into its accuracy;

(j)	Severability: any provision allowing an invalid, illegal or unenforceable provision to be severed from other provisions may be disregarded by a Court;

(k)	Amendments: Documents may be amended or waived orally despite any provision to the contrary;

(l)	Costs: an undertaking by one party to pay the costs of another in litigation may be unenforceable if the litigation is unsuccessful or the court makes an order for costs;

(m)	Stamp duty: an undertaking or indemnity regarding stamp duty may be unenforceable under section 117 of the Stamp Act 1891;

Page no 5

(n)
Nature of security:  we express no opinion as to the nature of any security interest expressed to be created or acknowledged by any Document, the title of the Company to any asset or the priority or ranking of any security interest;

(o)
Foreign currency:  an English court may decline to give judgment in respect of an obligation under any Document in any currency other than sterling and any judgment other than in sterling may be converted to sterling for enforcement purposes and, in an English liquidation, foreign currency claims must be converted into sterling at the rate prevailing at the commencement of liquidation for the purpose of proving for such claims;

(p)
Exclusion of liability:  the effectiveness of certain provisions excluding or limiting the liability of a party may be limited by the Unfair Contract Terms Act 1977 or the Unfair Terms in Consumer Contracts Regulations 1999;

(q)
Convenient forum:  an English court has power to stay an action where it is shown that it can without injustice to the parties be tried in a more convenient forum except in those cases where jurisdiction is determined in accordance with EC Council Regulation No. 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters or in the case of Denmark, the Brussels Convention on Jurisdiction in Civil and Commercial Matters 1968 or in the case of Switzerland, Norway and Iceland the Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters 1988;

(r)
Choice of law:  the choice of English law to govern the Documents will not displace mandatory rules of law applicable in another jurisdiction with which the relevant transaction is otherwise solely connected or in which a dispute is being adjudicated and may not be recognised or upheld by the English Courts where to do so would be inconsistent with the EEC Convention on the Law Applicable to Contractual Obligations as applied by the Contracts (Applicable Law) Act 1990; and

(s)
Jurisdiction: the English Courts may be required to or may decline jurisdiction in the circumstances set out in  EC Regulation 44/2001 and the Civil Jurisdiction and Judgments Act 1982 (as amended), which gives effect in England to the Brussels and Lugano Conventions.

6	Observations

We make the following observations:

(a)	Statements: we express no view as to the accuracy of any statement made in any Document; and

(b)	Circumstances: we have not considered the particular circumstances of any party except to the extent expressly stated in this opinion.

Page no 6

7	Reliance

7.1	This opinion is addressed to you for your sole benefit and may not except as set out below be:

(a)           relied upon by any other person;

(b)	disclosed, except to persons who in the ordinary course of your business have access to your records and on the basis that they will make no further disclosure; or

(c)	filed with any person or quoted or referred to in any public document.

7.2	A copy of this opinion may be delivered to each person who is or becomes a Lender and be relied on by it for the purposes of the Documents on terms that:

(a)	such person accepts the restriction on its ability to disclose or rely on this opinion as set out above; and

(b)	we have no liability to such person in any circumstances where we would not be liable to KfW IPEX-Bank GmbH.

Yours faithfully

Stephenson Harwood

EXHIBIT D-3

Opinion of US Tax Counsel to the Lenders as at the Effective Date

D-3-1

  [•], 20[•]

KfW IPEX-Bank GmbH
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Federal Republic of Germany (“KfW”)

Re:   Application of U.S. Withholding Tax to Royal Caribbean Cruises Ltd. Payments

This opinion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding penalties that may be imposed under the U.S. Internal Revenue Code and was written to support the promotion or marketing (as defined in IRS Circular 230) of the transactions contemplated in the Documents. Each person considering such transactions should seek advice based on such person’s particular circumstances from an independent tax advisor.

Dear Sirs:

You have asked whether U.S. withholding tax will be imposed on payments made by [the U.S. branch of] Royal Caribbean Cruises Ltd. (“RCCL”), a corporation organized under the laws of Liberia, to KfW, a financial institution organized under the laws of the Federal Republic of Germany (the “Lenders”), under the Hull No. S-691 Credit Agreement dated December __, 2008 (the “Credit Agreement”) between Celebrity Solstice V Inc., a corporation organized under the laws of Liberia (the “Borrower”) and KfW as the Lender, Hermes agent and administrative agent and the Deed of Guarantee dated [                           ] 200[   ] between RCCL, and KfW as the Lender, Hermes agent and administrative agent (the “Guarantee” and together with the Credit Agreement the “Documents”).

Under the Credit Agreement, the Lenders would lend money to the Borrower to help fund the purchase of Hull No. S-691 at Meyer Werft GmbH.

The loan advanced under the Credit Agreement will accrue interest at either a fixed rate or a floating rate in accordance with the provisions set forth in the Credit Agreement.  RCCL will guarantee the Borrower’s obligations under the Credit Agreement pursuant to the Guarantee.

In connection with rendering this opinion we have reviewed the Documents, and such other documents as we have deemed necessary or appropriate for purposes of rendering this opinion. We have assumed, with your consent, that: (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; (ii) the signatures on each original document are genuine; (iii) all representations and statements as to matters of fact set forth in such documents are true and correct; (iv) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (v) there are no documents relevant to this opinion to which we have not been given access. We have also assumed, with your consent, that:

(i) each Lender (which term as used in this option does not include any successor or assign) is and will continue to be eligible to claim benefits as a resident of the jurisdiction in which it was formed under the income tax treaty between the United States and such jurisdiction currently in force (each a “Treaty”);

(ii) no Lender will receive payments under the Documents that are attributable, for purposes of the Treaty under which it is eligible to claim benefits, to a permanent establishment of such Lender in the United States;

(iii) no Lender has made or will make an election, or otherwise taken steps, to be treated as other than a corporation for United States federal income tax purposes;

(iv) each of the Lenders will provide the Borrower or its agent with a properly completed Internal Revenue Service (“IRS”) Form W-8BEN accurately representing that such Lender is eligible to claim benefits under a Treaty for all payments under the credit agreement;

[(v) if a Lender is receiving payments for a participant, it will provide the Borrower with a properly completed IRS Form W-8IMY to which it will attach its own IRS Form W-8BEN and a properly completed IRS Form W-8BEN from each participant accurately representing that the participant is entitled to receive all payments under the Credit Agreement free and clear of U.S. withholding; and]

(vi) all of the foregoing will continue to be accurate and correct.

Conclusion

We are members of the Bar of the State of New York.  This opinion is limited to the U.S. federal withholding tax treatment of payments by RCCL under the Documents and does not address any other tax or legal consequences of the transactions contemplated in the Documents. This opinion is rendered solely to you and may not be relied upon by any other person, other than your legal advisors.  Our opinion is based on existing authorities as of the date hereof and may change as a result of subsequent legislation, regulations, administrative pronouncements, court opinions or other legal developments, possibly with retroactive effect.  We do not undertake to update this opinion based on any such developments unless specifically engaged by you to do so.  Our opinion is not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or will be sustained by a court.

Based on the assumptions and limitations set forth above, we are of the view that there will be no U.S. federal withholding tax imposed on payments by the Borrower or RCCL under the Documents to each Lender.  Payments to non-U.S. persons that are not considered to be U.S. source income for U.S. federal income tax purposes, generally are not subject to U.S. withholding tax.  Payments by the Borrower or RCCL under the Documents to each Lender, to the extent they are U.S. source income, will be exempt from U.S. withholding tax either under the Interest or Other Income Articles of a relevant Treaty.

Our conclusions are expressions of our professional judgment with respect to U.S. federal income tax law and do not provide any guarantee as to the actual outcome of any U.S. federal income tax controversy.

Sincerely,

EXHIBIT E

FORM OF LENDER ASSIGNMENT AGREEMENT

To:           Royal Caribbean Cruises Ltd..

To:           KfW IPEX-Bank GmbH, as Administrative Agent (as defined below)

ROYAL CARIBBEAN CRUISES LTD.

Gentlemen and Ladies:

We refer to clause b of Section 11.11.1 of the Hull No. S-691 Credit Agreement, dated as of December 19, 2008, as amended and restated as of February ___, 2012 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Agreement”) among Royal Caribbean Cruises Ltd. (the “Borrower”), KfW IPEX-Bank GmbH as administrative agent (in such capacity, the “Administrative Agent”), and as Hermes agent, and KfW IPEX-Bank GmbH and the various other financial institutions from time to time party thereto as Lenders. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the  Agreement.

This agreement is delivered to you pursuant to clause b of Section 11.11.1 of the  Agreement and also constitutes notice to each of you, pursuant to clause a of Section 11.11.1 of the  Agreement, of the assignment and delegation to __________ (the “Assignee”) of __% of the Loan of __________ (the “Assignor”) outstanding under the  Agreement on the date hereof.  After giving effect to the foregoing assignment and delegation, the Assignor’s and the Assignee’s Percentages for the purposes of the  Agreement are set forth opposite such Person’s name on the signature pages hereof.

The Assignee hereby acknowledges and confirms that it has received a copy of   the  Agreement and the exhibits related thereto, together with copies of the documents which were required to be delivered under the  Agreement as a condition to the making of the Loans thereunder.  The Assignee further confirms and agrees that in becoming a Lender and in making its Loan under the Agreement, such actions have and will be made without recourse to, or representation or warranty by the Administrative Agent.

Except as otherwise provided in the  Agreement, effective as of the date of acceptance hereof by the Borrower and the Administrative Agent:

(a)           the Assignee

(i)           shall be deemed automatically to have become a party to the  Agreement, have all the rights and obligations of a “Lender” under the  Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof;

(ii)            agrees to be bound by the terms and conditions set forth in the  Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)           the Assignor shall be released from its obligations under the  Agreement and the other Loan Documents to the extent specified in the second paragraph hereof.

The Assignor and the Assignee hereby agree that the [Assignor] [Assignee] will pay to the Administrative Agent the processing fee referred to in Section 11.11.1 of the Agreement upon delivery hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loan and requests the Borrower to acknowledge receipt of this document:

(A)                      Address for Notices:

Institution Name:

Attention:

Domestic Office:

Telephone:

Facsimile:

Telex (Answerback):

Lending Office:

Telephone:

Facsimile:

Telex (Answerback):

(B)                      Payment Instructions:

The Assignee agrees to furnish the tax form required by last paragraph of Section 4.6 (if so required) of the  Agreement no later than the date of acceptance hereof by the Borrower and the Administrative Agent.

This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Adjusted Percentage              [ASSIGNOR]

Loan:                       _____%

By:           _________________________

Title:

Percentage                     [ASSIGNEE]

Loan:                       _____%

By:           _________________________
Title:

Accepted and Acknowledged this
___ day of ___________, _____.

Royal Caribbean Cruises Ltd.

By:            ____________________

Title:

KfW IPEX-Bank GmbH, as Administrative Agent

By:            ____________________

Title:

EXHIBIT F

OPTION A REFINANCING AGREEMENT

REFINANCING AGREEMENT

dated

between

KfW
Frankfurt am Main

represented by

KfW IPEX - Bank GmbH
Frankfurt am Main

("KfW")

and

[    "Bank"  ]
[city]

(“Bank”)

on the
financing of

[description of delivery item]

for
[buyer]

Registry no [    ]

Overview
1	Preamble	3
2	Shipbuilding contract and Loan Agreement data	4
3	General Terms and Conditions	5
4	Amount and purpose	5
5	Disbursement and conditions precedent to disbursement	6
6	Interest, charges and calculation	6
7	Repayment and prepayment; adjustment of the refinancing interest rate	7
8	Collateral	8
9	Duty to inform and right to inspect	8
10	Termination	9
11	Representations	9
12	Other regulations	9
Annex 1: Disbursement Request Form		11
Annex 2: General Terms and Conditions		12
Annex 3: List of facts relevant to subsidies pertaining to the provision of interest adjustment guarantees in connection with sales financing for ships		13

1           Preamble

The Federal Republic of Germany ("German Government") grants financial institutions an interest make-up guarantee to cover a portion of the interest rate risk involved in refinancing CIRR loans for the construction of ships by shipbuilders based in Germany ("CIRR for Ships Programme" or "Programme"). This guarantee is provided in accordance with the "Guidelines for the assumption of guarantees to hedge the interest rate risk associated with refinancing CIRR shipbuilding loans (interest make-up guarantees)" and with the related general terms and conditions for interest rate make-up in ship financing schemes at the CIRR ("General Terms and Conditions").

The German Government is represented by the Federal Ministry of Economics and Technology and by the Federal Ministry of Finance, both of which are represented by KfW as agent, acting  under a mandate from the German Government. KfW, in turn, has assigned KfW IPEX-Bank GmbH ("IPEX") to handle the Programme.

The Bank, as lender, entered into a loan agreement as at [             ] (hereinafter, including addenda, the "Loan Agreement") and granted the borrower the loan described in more detail in Section 2.2   for a total of [             ] ("Loan"). The sole purpose of this Loan is to finance the shipbuilding project described in more detail below (post-delivery financing).

In accordance with Section 1.2.1. of the General Terms and Conditions the Bank decided to refinance with KfW (Option A) and applied to KfW for both accreditation and a limit.

On this basis the Bank and KfW hereby agree as follows:

2           Shipbuilding contract and Loan Agreement data

The Bank hereby confirms the following data pertaining to the shipbuilding contract and the Loan:

2.1           Shipbuilding contract data

2.1.1	Seller/shipbuilder:	_____________________________

2.1.2	Date of the shipbuilding contract:	_____________________________

2.1.3	Contract value:	_____________________________

2.1.4	Payment terms:	_____________________________

2.1.5	Customer/buyer:	_____________________________

2.1.6	Object of the shipbuilding contract:	_____________________________

2.1.7	Scheduled date of delivery:	_____________________________

2.2 Loan Agreement data:

2.2.1	Financing structure:	_____________________________

2.2.2	Borrower:	_____________________________

2.2.3	Loan currency:	_____________________________

2.2.4	Loan amount:	_____________________________

2.2.5	Disbursement profile:	_____________________________

2.2.6	End of the disbursement period:	_____________________________

2.2.7	Loan term/repayment profile:	_____________________________

2.2.8	Prevailing CIRR rate:	_____________________________

2.2.9	Maturity and calculation basis of the interest:	_____________________________

2.2.10	Fee for administrative expenses incurred by the Bank ("Margin"):	_____________________________

2.2.11	Refinancing interest rate (=prevailing CIRR rate less the Margin):	_____________________________

2.2.12	Date of application by the Bank for an interest make-up guarantee:	_____________________________

2.2.12	Latest date pursuant to the General Terms and Conditions:	_____________________________

3            General Terms and Conditions

Insofar as this Agreement does not contain any provisions stating otherwise, the General Terms and Conditions (attached as Annex 2) will apply to the make-up of the interest rates for ship financing at the CIRR. By signing this Refinancing Agreement the Bank expressly declares its consent to the validity of the General Terms and Conditions.

Amendments of, or addenda to, this Agreement and any statements and notices delivered under this Agreement must be in writing.

4            Amount and purpose

4.1
KfW grants the Bank a refinancing loan ("Refinancing Loan") in an amount equal to the loan amount as stated in Section 2.2.4. The funds utilised under the Refinancing Loan serve to refinance the Bank's Loan Agreement as stated in Section 2.2, which the Bank concluded with the borrower and for which a guarantee is issued under the CIRR for Ships Programme.

4.2
The Bank administers its Loan including all collateral at own expense and on its own behalf. In granting and administering the Loan, including the collection of loan receivables, and in administering and enforcing collateral, including the exercise of rights, obligations and responsibilities in connection with the German Government's export credit insurance scheme, the Bank acts with the care customary in banking practice.

5           Disbursement and conditions precedent to disbursement

5.1
The Bank verifies the fulfilment of the conditions precedent to disbursement under the Loan Agreement and, upon disbursement of the Refinancing Loan, will provide KfW with written confirmation that said conditions precedent have been fulfilled in accordance with the Loan Agreement and that a request for disbursement under the Loan Agreement has been submitted for the corresponding amount.

5.2	The request for disbursement as stated in Annex 1 must be submitted to KfW at least two banking days in Frankfurt am Main prior to the disbursement date.

5.3	The Bank will transfer the disbursements made under the Refinancing Loan to the borrower without delay.

5.4	Disbursements made under the Refinancing Loan will be rendered in the loan currency as stated in Section 2.2.

5.5	Notwithstanding the stipulations of the General Terms and Conditions (Section 10.) KfW may refuse disbursement if

5.5.1 the amount of the Refinancing Loan would be exceeded as a result of the disbursement;

5.5.2 the corresponding disbursement request form has not been fully completed and submitted at least two banking days in Frankfurt am Main prior to the desired disbursement date;

5.5.3 payments rendered by the Bank to KfW under this Agreement are outstanding and said default cannot be identified as being of a technical nature;

    5.5.4 there are extraordinary grounds for termination (as stated in Section 9.).

6            Interest, charges and calculation

In addition to the charges and fees provided for in the General Terms and Conditions (Section 7.) in connection with the granting of the interest make-up guarantee, the following costs will be due and payable for the Refinancing Loan:

6.1	Interest for loan amounts under this Refinancing Loan will be calculated from the disbursement date until the date on which the repayment instalment is credited to the account stated in Section 7.2.

6.2           The refinancing rate stated in Section 2.2.11 will be applied as the interest rate.

6.3	Utilised loan amounts will be based on a 360-day year and a month comprising the actual number of days elapsed.

6.4
KfW is entitled to 50% of the commitment fee negotiated by the Bank under the Loan Agreement. The Bank is obliged to pay KfW the commitment fee to which KfW is entitled on the due date, regardless of whether payment has been received from the borrower.

6.5
If payments of amounts payable under the Refinancing Loan fall due on a day that is a banking day neither in Frankfurt am Main nor - in the event of foreign currency -in the city in which the foreign currency account is kept, payment must be rendered on the ensuing banking day in Frankfurt am Main and - in the event of foreign currency - in the city in which the foreign currency account is kept unless said day falls in the next calendar month. In the latter case the payment must be rendered on the latest banking day prior to the due date.

7           Repayment and prepayment; adjustment of the refinancing interest rate

7.1	Notwithstanding any payments made under the Loan Agreement the Bank undertakes to repay the Refinancing Loan in accordance with the following repayment schedule:

Date:                                                                  Amount:

_________________________      ______________________________

_________________________              ______________________________

_________________________              ______________________________

_________________________              ______________________________

_________________________              ______________________________

_________________________              _____________________________

7.2
The Bank is released from its payment obligations under this Agreement as soon and insofar as the relevant amounts have been made freely available to KfW in the agreed currency without any deductions in the corresponding stated account number [        ] with KfW IPEX - Bank GmbH, Frankfurt am Main, bank sort code 500 204 00. The Bank must, upon KfW's first request, reimburse KfW for any and all costs it incurs owing to late payments.

7.3
If the payments payable by the Bank are not rendered as at the correct value date, KfW may charge the Bank default interest amounting to 3% p.a above the prevailing 3-month EURIBOR starting from the respective payment due date. The Bank undertakes to pay the default interest upon KfW's first request.

7.4
Pursuant to Section 8. of the General Terms and Conditions the Bank is entitled to render prepayments. Should the event stated in Section 8.3. (non-acceptance compensation) arise, KfW will calculate the compensation on a same-day basis.

7.5
If the Bank exercises its right pursuant to Section 8.2. of the General Terms and Conditions, the refinancing interest rate as stated in Section 2.2.11 of this Agreement must be adjusted accordingly as at the end of the expiring interest make-up period. The refinancing interest rate to be applied in such an event will correspond to the rate that would be applied by KfW for banks with a comparable rating.

8            Collateral

8.1
In order to secure its claims under the Refinancing Loan, KfW is entitled to demand additional collateral in accordance with its criteria for on-lending banks in the domestic lending business insofar as KfW deems this necessary. This may also take place retroactively.

8.2
The Bank holds this collateral, in particular pledges, liens, fiduciary transfers of assets - insofar as they are not transferred to KfW by law - and such collateral for which claims cannot be assigned - in trust for KfW at its own expense insofar as the collateral serves to secure claims under the Loan Agreement. KfW is entitled to issue instructions regarding the assets being held in trust at any time. Upon KfW's request, the Bank will provide KfW with disclosures and information of all kinds in relation to said collateral.

9           Duty to inform and right to inspect

In addition to the Bank's obligations as stated in Section 11. of the General Terms and Conditions the following provisions will apply:

9.1
The Bank will make disclosures of circumstances pertaining to the Loan, its proper repayment or collateralisation available to KfW on a regular basis. The Bank must inform KfW immediately and of its own accord about extraordinary events that may jeopardise the proper servicing of the Loan and of which it becomes aware.

9.2           The Bank will notify KfW of all amendments and addenda to the Loan Agreement.

9.3           The Bank undertakes to inform the borrower about this Agreement concluded with KfW.

9.4	KfW is entitled to inspect the proper use of the refinancing funds at the Bank, to request corresponding information from the Bank and to inspect the loan documents.

9.5	The Bank will send KfW its certified annual report including the annex, the management report and the notes following its completion but no later than six months after the end of its financial year.

10            Termination

Notwithstanding the provisions of the General Terms and Conditions KfW may terminate this Agreement for good cause, particularly in the event of

10.1           a significant deterioration in the Bank's financial situation;

10.2           a breach of the Bank's payment obligations or duties to inform;

10.3	a disruption in the basis of trust required for the continuation of the contractual relationship that is significant for another reason.

11            Representations

By signing this Agreement, the Bank assures that

a) in the Loan Agreement the prevailing CIRR was agreed to be the minimum interest rate;

b) it is aware that facts on which the approval, grant, reclamation, renewal or continuation of the interest make-up amounts depend qualify as facts that are relevant to subsidies within the meaning of Section 264 of the German Criminal Code (Strafgesetzbuch/StGB). These facts are listed in Annex 3. Particular mention is made of the provisions set forth in Sections 3, 4 and 5 of the German Subsidy Act (Subventionsgesetz/SubvG).

12            Other regulations

12.1	This Agreement enters into force and effect upon being signed and ends when the Refinancing Loan has been repaid in full including any enforcement of security interests that may be necessary.

12.2
This Agreement is governed by German law. It has been translated into English for information purposes only and the German version and language will prevail. The place of performance and of jurisdiction is Frankfurt am Main.

12.3
If any provision of this Agreement is invalid or inexecutable, this will not affect the remaining provisions. Any gap in the provisions is to be filled with a legally valid provision which comes as close as possible to the spirit and purpose of this Agreement.

12.4	Rights and obligations under this Agreement may not be assigned or pledged without the prior written consent of the corresponding contracting party.

12.5
Representations or notices relating to this Agreement must be affixed with a legally binding signature and dispatched by post or facsimile to the following addresses or, if so agreed, by remote data transfer:

For KfW:	KfW IPEX-Bank GmbH
Palmengartenstrasse 5-9
60325 Frankfurt am Main/Germany
Tel:	(++49-69) 74 31 - xxxx
Fax:	(++49-69) 74 31 - xxxx

For the Bank:

Done in two originals, one for each party.

Frankfurt am Main, this ___ day of _________, 200x __________________________________ KfW IPEX-Bank GmbH (duly authorised by KfW)	Place], this ____ day of , _________, 200x _____________________________ [Bank]

Annex 1: Disbursement Request Form

Bank

To
KfW
c/o KfW IPEX-Bank GmbH
Att: X4b
Postfach 11 11 41
60046 Frankfurt am Main/Germany

or fax: (++49-69) 7431 - xxxx

Request for disbursement under the Refinancing Loan / CIRR for ship financing dated ______________
Registry number [   ]

Contact person at the Bank:

KfW loan account number:

Borrower:
(Name and KfW business partner number):

We hereby confirm that all of the conditions agreed for the Refinancing Loan have been fulfilled. We therefore request the transfer of

_______                       ____________                                   _________________

currency and amount (at far right written out)

as at: [           ] value date (no earlier than two banking days following submission of this request)

to the following account: (bank name, sort code and account number)

__________________
__________________
__________________

Place, date, legally binding signature of the Bank __________________

Annex 2: General Terms and Conditions

Annex 3: List of facts relevant to subsidies pertaining to the provision of interest adjustment guarantees in connection with sales financing for ships

Facts relevant to subsidies within the meaning of Section 264 of the German Criminal Code (StGB) in conjunction with Section 2 of the German Subsidy Act (SubvG) of 29 July 1976 are:

(a)	the prices and terms of payment agreed with the buyer (Sections 2.1.3 and 2.1.4 of the interest make-up agreement);

(b)	the amount of the Loan granted and the terms and conditions agreed for the Loan (Sections 2.2.3 and 2.2.4 of the interest make-up agreement);

(c)	all cases in which deadlines and amounts that either determine or change one of the variables listed in (a) or (b) are laid down or altered, in particular:

-all data on disbursements and disbursement amounts as well as all data on repayments and repayment amounts;

-the calculation of underlying exchange rates (if any);

-the fixing of interest or changes in the agreed reference base for interest rates;

-receipt of off-schedule repayments, insurance payments, realisation proceeds and other payments as a result of which the outstanding claim is reduced;

-agreements on amendments to the Loan Agreement;

(d)	the prohibition of the transfer of the Margin for administrative expenses to the borrower in accordance with Section 1.5. of the General Terms and Conditions.

EXHIBIT G

NORTON ROSE
CONFIDENTIAL

Dated                  [•]

ACCOUNT PLEDGE AGREEMENT

(Kontoverpfändung) in relation to the Hull No.
S-691 Credit Agreement

Royal Caribbean Cruises Ltd.
as Pledgor

KfW IPEX-Bank GmbH
as Facility Agent

and

KfW IPEX-Bank GmbH
as Lender

Norton Rose LLP
Theatinerstraße 11
80333 Munich
Germany

Contents
Clause		Page

1	Headings, Capitalised Terms, References, and Language	3

2	Abstract Acknowledgement of Debt	5

3	Grant of Pledges	5

4	Operation of Accounts	6

5	Secured Obligations	7

6	Representations and Warranties	7

7	Protection of Collateral	7

8	Enforcement of Collateral	8

9	Release of Collateral	9

10	Waivers of Pledgor	9

11	Assignment and Transfer	10

12	Substitution of a Pledgee	10

13	Further Assurance	10

14	Costs and Expenses	11

15	Severability, Duration and other Matters	11

16	Notification	12

17	Notices and Other Matters	12

18	Partial Invalidity	13

19	Changes and Amendments	13

20	Choice of Law and Jurisdiction	14

21	Entire Agreement	14

22	Process Agent	14

Schedule 1 Address details of the parties		15

Schedule 2 The Pledged Accounts		16

Schedule 3 Notification Letter		17

Schedule 4 Acknowledgement Letter		19

Schedule 5 Instruction to Account Bank		21

1

Schedule 6 Form of delivery payment letter	23

2

THIS ACCOUNT PLEDGE AGREEMENT (hereinafter referred to as the Account Pledge Agreement) is made on __________ .
BETWEEN:

(1)
ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation  incorporated under the laws of Liberia and registered in the Register of Companies of Liberia under [NB Registration details to be provided by Borrower], whose registered office is at [NB Address details to be provided by Borrower] Liberia, as pledgor (hereinafter referred to as the Pledgor);

(2)
KfW IPEX-Bank GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany (Germany), whose registered office is at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany, in its capacity as facility agent (hereinafter referred to as the Facility Agent); and

(3)	KFW IPEX-BANK GMBH, in its capacity as lender (hereinafter referred to as the Lender, and together with the Facility Agent the Pledgees).

WHEREAS

(A)
The Pledgor and KfW IPEX-Bank GmbH as Hermes agent, Facility Agent and Lender have entered into a loan agreement dated 19 December 2008 as amended by an assignment and amendment deed dated [•] February 2012 (as amended, varied, novated, supplemented, superseded or extended from time to time, hereinafter referred to as the Credit Agreement), pursuant to which the Lender has agreed to make available to the Borrower loan facilities in connection with the financing of a passenger cruise vessel bearing Meyer Werft GmbH’s hull number S-691 (the Vessel) (the Transaction).

(B)	The Pledgor has opened or will open certain bank accounts at the Account Bank for payments to be made to it in relation to the Transaction.

(C)	The pledge provided for in this Account Pledge Agreement is a condition precedent to the utilisation of the facility by the Pledgor under the Credit Agreement.

NOW, THEREFORE IT IS HEREBY AGREED as follows:

1            Headings, Capitalised Terms, References, and Language

1.1	Headings are for ease of reference only and shall not affect the construction of this Account Pledge Agreement.

1.2	Unless otherwise defined herein or unless the context otherwise requires, capitalised terms defined in the Credit Agreement shall have the same meaning when used in this Account Pledge Agreement.

3

1.3	In addition, in this Account Pledge Agreement

Abstract Acknowledgement has the meaning given to such term in Clause 2 (Abstract Acknowledgement of Debt);

Account Bank means [Norddeutsche Landesbank Girozentrale, a financial institution organised and existing under the laws of the Federal Republic of Germany acting through its office at Friedrichswall 10, 30159 Hannover, Germany] [NB Account Bank to be confirmed];

Builder means Meyer Werft GmbH, Papenburg, Germany;

Collateral has the meaning given to such term in clause 3.1;

Discharge Date has the meaning given to such term in clause 9.1;

Enforcement Event has the meaning given to such term in clause 8.1;

Finance Parties means the Lenders, the Hermes Agent and the Facility Agent each of such terms as defined in the Credit Agreement, each of them individually a Finance Party;

Security Grantor means any person granting a security for the Secured Obligations;

Pledges means the pledges created by clause 3 (Grant of Pledges);

Pledged Accounts has the meaning given to such term in clause 3.1;

Purchased Vessel means the passenger cruise vessel bearing Builder’s hull number S-691;

Secured Obligations means all financial obligations, promises and other liabilities, owing or incurred by the Pledgor vis-à-vis the Pledgees, whether due or hereinafter to become due, including, but not limited to, all future and contingent obligations, promises and other liabilities, of whatever nature (including claims for unjust enrichment (ungerechtfertigte Bereicherung)), under or in connection with the Loan Documents (including but not limited to the Abstract Acknowledgement of Debt pursuant to clause 2); and

Security Period means the period from the date of this Account Pledge Agreement to and including the earliest of (i) the date on which the Commitments have reduced to zero and all Indebtedness under the Loan Documents has been fully paid and discharged, (ii) the date on which the proceeds of the Loan (as such proceeds may have been exchanged from US Dollars to Euro) shall have been paid out by way of partial payment of the Contract Price pursuant to clause 4.1(a) and (iii) the date on which the proceeds of the Loan shall have been paid to the relevant account pursuant to clause 4.1(b).

1.4          Words importing the plural shall include the singular and vice versa.

4

1.5
This Account Pledge Agreement is made in the English language. For the avoidance of doubt, the English language version of this Account Pledge Agreement shall prevail over any translation of this Account Pledge Agreement. However, where a German translation of a word or phrase appears in the text of this Account Pledge Agreement, the German translation of such word or phrase shall prevail.

1.6          In this Account Pledge Agreement, any reference to:

(a)	a defined document is a reference to that defined document as from time to time amended, varied, novated, restated, supplemented or extended;

(b)	promptly means without undue delay (unverzüglich) as contemplated by Section 121 of the German Civil Code (Bürgerliches Gesetzbuch - BGB); and

(c)	clauses and schedules are to be construed as references to clauses of and schedules to this Account Pledge Agreement.

2           Abstract Acknowledgement of Debt

The Pledgor acknowledges by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) (the Abstract Acknowledgement), that each and every obligation of the Pledgor towards a Finance Party under this Agreement, the Credit Agreement, the other Loan Documents and any ancillary document thereto (together, but for the avoidance of doubt excluding the Abstract Acknowledgment, hereinafter referred to as the Original Obligations) shall also be owing in full to the Facility Agent and that, accordingly, the Facility Agent will have its own independent right to demand performance by the Pledgor of those obligations. Without in any way prejudicing the legally independent nature of the Abstract Acknowledgement, the Parties hereto agree, that payment by the Pledgor of the obligations under the Abstract Acknowledgement shall to the same extent be deemed to decrease and discharge the Original Obligations owing to the relevant Finance Parties and payment by the Pledgor of its Original Obligations to the relevant Finance Parties shall to the same extent be deemed to decrease and discharge the amounts owed under the Abstract Acknowledgement owing by it to the Facility Agent.  For the avoidance of doubt, the obligations under the Abstract Acknowledgements shall only be due and payable when the obligations under the Original Obligations are due and payable.

3           Grant of Pledges

3.1
The Pledgor hereby pledges (verpfändet) to each of the Pledgees all of its rights and claims in the current and future amounts standing to the credit of its accounts stated in Schedule 2 (The Pledged Accounts) hereto (including all sub-accounts thereto), (hereinafter together referred to

5

as the Pledged Accounts), in particular, but not limited to, the right to claim payment from the Account Bank, and in each case including all interest accruing thereon (together the Collateral).

3.2          Each of the Pledgees hereby accepts the Pledges created under clause 3.1 above.

3.3
For the avoidance of doubt, the Parties agree that nothing in this Account Pledge Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the assignment or transfer (including by way of assignment and assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee in accordance with the Loan Documents.

4           Operation of Accounts

4.1
Unless the Facility Agent has notified the Account Bank that an Event of Default has occurred and is continuing, the Pledgor shall be entitled on and after the commencement of the Security Period, without the consent of the Pledgees, to request that the Facility Agent instructs the Account Bank (which the Facility Agent agrees to do) in the form set out in Schedule 5 or in such other form the Facility Agent and Account Bank may agree to disburse all or any of the moneys standing to the credit of the Pledged Account, either to:

(a)
an account of the Builder by way of a partial payment of the Contract Price payable by the Pledgor on delivery of the Purchased Vessel in accordance with the terms of this Account Pledge Agreement and a delivery payment letter to be entered into between the Pledgor and the Builder in the form set out in Schedule 6 or in such other form as may be approved by the Facility Agent that is to be executed and delivered at the time of delivery of the Purchased Vessel where delivery occurs after the commencement of the Security Period; or

(b)
such account as the Facility Agent may specify as prepayment, in whole or in part, in accordance with section 3.2, 3.7 or 9.2 of the Credit Agreement.  For the purposes of this clause 4.1(b), if the Pledgor shall prepay the Loan in whole or in part pursuant to sections 3.2, 3.7 or 9.2 of the Credit Agreement, the Facility Pledgees will consent to the disbursement of funds to third party counterparties for the purpose of foreign exchange, so long as such exchanged funds are paid directly to such account as may be designated by the Facility Agent.

4.2
Unless the Facility Agent has notified the Account Bank that an Event of Default has occurred and is continuing, all interest earned on the Pledged Account shall be paid to the Pledgor or to its order to such account as the Pledgor may direct and the Pledgor shall be entitled to instruct the Account Bank accordingly.

6

5	Secured Obligations

The Collateral shall serve as security for the Secured Obligations.

6           Representations and Warranties

The Pledgor represents and warrants to each of the Pledgees that:

6.1
it is duly organised and validly existing under the laws of Liberia, it has obtained all licenses and authorisations to carry out its business as it is now being conducted, all necessary or recommendable corporate action authorising the conclusion and performance of this Account Pledge Agreement has been taken, all consents, approvals or permits which are required or recommendable in connection with the conclusion and performance of this Account Pledge Agreement have been obtained and this Account Pledge Agreement constitutes legal, valid and binding obligations of the Pledgor enforceable in accordance with its terms;

6.2
subject to the provisions in the general terms and conditions of the Account Bank, it is the sole legal and beneficial owner of the Collateral, has full title thereto and is entitled to pledge the Collateral to the Pledgees; and

6.3
subject to the provisions in the general terms and conditions of the Account Bank, this Account Pledge Agreement constitutes a first priority right in the Collateral and the Collateral is not subject to any prior or pari passu rights, including, but not limited to, rights of pledge, rights of usufruct and attachment.

7          Protection of Collateral

During the term of this Account Pledge Agreement, the Pledgor undertakes towards each of the Pledgees:

7.1
not to assign, encumber or otherwise dispose of any of the Collateral or any interest therein or offer to do so, except as herein provided and subject to the provisions in the general terms and conditions of the Account Bank;

7.2
to refrain from any acts or omissions which would result in the Collateral being encumbered or further encumbered, except as herein provided and subject to the provisions in the general terms and conditions of the Account Bank;

7.3
to record the Pledges immediately in its books and records and to refrain from any acts or omissions which could prevent third parties who may have a legitimate interest in obtaining knowledge of the Pledges from obtaining knowledge thereof;

7

7.4	not to otherwise defeat or impair the rights of the Pledgees under or in connection with this Account Pledge Agreement;

7.5
to open a new account to hold the proceeds of the Loan disbursed or to be disbursed under the Credit Agreement only with prior written consent of the Facility Agent, and in accordance with the Credit Agreement. In such a case, the Pledgor shall grant a corresponding account pledge to the Pledgees over the newly established account;

7.6
to inform the Pledgees, by written notice to the Facility Agent, as soon as possible in the case the Pledgees’ rights in respect of the Collateral are prejudiced or jeopardised by attachment or are prejudiced or jeopardised by other material actions of third parties. Such information shall be accompanied, in the case of any attachment, by a copy of the order for attachment as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have been or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. The Pledgor shall further be obliged to inform as soon as possible the attaching creditors or other third parties asserting rights with respect to the Collateral in writing of the Pledgees’ rights in respect of the Collateral. All reasonable and adequately documented costs and expenses for countermeasures of the Pledgees shall be borne by the Pledgor. This shall also apply to the institution of legal action which any of the Pledgees reasonably considers necessary;

7.7
to inform the Pledgees, by written notice to the Facility Agent, promptly of any subsequent material changes in the value of the Pledged Accounts resulting from any set off or other reasons, after becoming aware of such changes other than in the ordinary course of business; and

7.8
to notify the Pledgees, by written notice to the Facility Agent, promptly of any event or circumstance which might be expected to have a material adverse effect on the validity or enforceability of this Account Pledge Agreement.

8           Enforcement of Collateral

8.1
Following the occurrence of an Event of Default and, in addition, if and when the requirements of Section 1204 et seq. of the German Civil Code (BGB) (Pfandreife) are met in respect of the Secured Obligations (or any part thereof) (an Enforcement Event), the Pledgees, acting through the Facility Agent, shall be entitled, after having given one week's notice to the Pledgor, to avail themselves of all rights and remedies of a pledgee (Pfandgläubiger) hereunder without prior court ruling and released from Section 1277 of the German Civil Code (BGB). However, the Pledgees will only make use of their rights to the extent necessary to cover the Secured Obligations.

8

8.2	In the case of the occurrence of an Enforcement Event, the Pledgees, acting through the Facility Agent, shall in particular be entitled to

(a)	collect the monies standing to the credit of the Pledged Accounts;

(b)	request that all documents relating to the Pledges be handed over to the Facility Agent and the Pledgor hereby agrees to comply promptly with any such request; and

(c)
take any other actions not mentioned in clauses (a) and (b) above which are necessary or appropriate for the purpose of realising the security granted by the Pledgor in accordance with this Account Pledge Agreement, to the extent that such actions are permissible under the applicable law and not restricted by any other Loan Document.

8.3	The Facility Agent shall apply such amounts in accordance with the provisions of the Credit Agreement and the other Loan Documents.

9          Release of Collateral

9.1
Upon (a) complete and irrevocable satisfaction of the Secured Obligations or (b) the end of the Security Period, the Pledgees, acting through the Facility Agent, will, upon request of the Pledgor, declare the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the Parties are aware that upon complete and irrevocable satisfaction of the Secured Obligations, the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of law (the Discharge Date).

9.2
At any time when the total value of the aggregate security granted by the Pledgor and any of the other Security Grantors to secure the Secured Obligations which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) not only temporarily exceeds 110% of the Secured Obligations (hereinafter referred to as the Limit), the Facility Agent, acting on behalf of the Pledgees, shall on demand of the Pledgor release such part of the security (Sicherheitenfreigabe) as the Facility Agent may in its reasonable discretion determine so as to reduce the realisable value of the security to the Limit.

9.3
If the Pledgees are required to release any security prior to the Discharge Date, they shall be free to select the security to be released, taking into consideration the legitimate interest of the Pledgor.

10           Waivers of Pledgor

10.1
The Pledgor hereby expressly waives, to the fullest extent legally admissible, all defences of voidability (Anfechtbarkeit, Sections 1211, 770 of the German Civil Code (BGB)) and set-off (Aufrechenbarkeit, Sections 1211, 770 of the German Civil Code (BGB)) and any other defences that a pledgor may have under German law, including, but not limited to, all defences,

9

to the fullest extent possible, in terms of Section 1211 of the German Civil Code (BGB), with the exception that the waiver shall not apply to set-offs or counterclaims that are (i) uncontested, or (ii) based on an unappealable court decision.

10.2
In case of enforcement of the Pledges under this Account Pledge Agreement, as long as any of the Secured Obligations remain outstanding, no rights of the Pledgees shall pass to the Pledgor or third parties by subrogation or otherwise, such rights being hereby waived by the Pledgor under this Account Pledge Agreement and relating to all forms of subrogation and all kind of security interest, including, but not limited to, pledges and guarantees (Bürgschaften). In particular, but not limited to, the Pledgor hereby waives, to the fullest extent legally admissible, any rights to subrogation in terms of Section 1225 of the German Civil Code (BGB).

11	Assignment and Transfer

11.1
Each of the Pledgees shall, at any time have the right to assign, to transfer, or to dispose of its rights in the Secured Obligations together with the rights and obligations under this Account Pledge Agreement (other than the Pledges which will be transferred by operation of law in the event the Secured Obligations are transferred) to any person who is, or may become, a Finance Party pursuant to and in accordance with the Credit Agreement. The Pledgor hereby already explicitly and irrevocably consents to such assignment, transfer or disposal.

11.2
The Facility Agent shall, at any time have the right to assign, to transfer, or to dispose of its rights and obligations under this Account Pledge Agreement to any person who becomes a Facility Agent pursuant to and in accordance with the Credit Agreement. The Pledgor hereby already explicitly and irrevocably consents to such assignment, transfer or disposal.

11.3	The Pledgor shall not be entitled to assign, to transfer, or to dispose of all or any part of its rights or obligations or both hereunder.

12	Substitution of a Pledgee

The Pledgor undertakes to enter into any agreement reasonably required by the relevant Pledgee and otherwise to do whatever is reasonably required by the relevant Pledgee in case such Pledgee legitimately transfers its rights and obligations under the Loan Documents in accordance with the Loan Documents wholly or partially to a third party by creating new pledges over the Collateral or agreeing to mechanics of distribution of proceeds on an equal basis or otherwise.

13           Further Assurance

13.1
Should any further actions and/or declarations be necessary in order to validly pledge the Collateral or any part thereof to the Pledgees, the Pledgor undertakes to take such actions and/or to provide such declarations upon the Pledgees’ demand.

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13.2
The Pledgor herewith irrevocably authorises (bevollmächtigt unwiderruflich) the Facility Agent (including the right to grant sub-power of attorney (Untervollmacht)) to perform actions and declarations set out in clauses 12 and 13.1 above also in the Pledgor's name. The Facility Agent is herewith exempted from the restrictions of Section 181 of the German Civil Code (BGB).

14          Costs and Expenses

All costs and expenses arising from the execution of this Account Pledge Agreement, from amendments or prolongations thereof or any costs arising from the enforcement or preservation of the Pledgees’ rights hereunder shall be borne by the Pledgor, whereby the Facility Agent, acting on behalf of the Pledgees, is entitled to mandate a third party to perform such actions in its own name but for the Pledgor's account.

15          Severability, Duration and other Matters

15.1	The validity and effect of each of the Pledges created hereunder shall be independent from the validity and the effect of any of the other Pledges created hereunder.

15.2
This Account Pledge Agreement shall remain in full force and effect until the Secured Obligations have been completely satisfied.  The Pledges shall not cease to exist if the Secured Obligations have only temporarily been satisfied.

15.3
As long as the Secured Obligations are not completely satisfied and not all facilities which may give rise to the Secured Obligations have been terminated, the Pledgor shall not assert any claims against any other person which might arise from the fulfilment of its obligations according to this Account Pledge Agreement, either contractual or statutory. The monies which are transferred to or debited by the Pledgor from such other person shall be received by the Pledgor on trust (treuhänderisch) and transferred by it on trust to the Facility Agent.

15.4
This Account Pledge Agreement shall create a continuing security and no change or amendment in the Transaction Documents shall affect the validity and the scope of this Account Pledge Agreement or the obligations which are imposed on the Pledgor pursuant to it.

15.5
Subject to anything expressed to the contrary in this Account Pledge Agreement, the Pledges are independent from and granted in addition to any other security or guarantee which may have been given to the Pledgees with respect to any of the Secured Obligations. None of such other security interests shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Account Pledge Agreement.

15.6	This Account Pledge Agreement shall inure to the benefit of the Pledgees, their respective successors and assigns.

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16	Notification

16.1
In order to comply with the requirement of Section 1280 of the German Civil Code (BGB) the Pledgor shall notify the Account Bank of the Pledge created hereunder by delivery to the Account Bank of a notification letter as set out in Schedule 3 to this Account Pledge Agreement on the date of this Account Pledge Agreement.

16.2
The Pledgor shall use all reasonable endeavours to procure that the Account Bank confirms receipt of the notification letter by signing the acknowledgement letter as set out in Schedule 4 of this Account Pledge Agreement.

17           Notices and Other Matters

17.1           Notices

(a)	Any notice or communication to be made under or in connection with this Account Pledge Agreement shall be made in writing and, unless otherwise stated, may be made by prepaid letter or fax.

(b)	Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Account Pledge Agreement for any communication or document to be made or delivered under or in connection with this Account Pledge Agreement is as set out in Schedule 1 (Address details of the Parties) or any such substitute address, fax number, or department or officer as the relevant party to this Account Pledge Agreement may notify to the Facility Agent (or the Facility Agent may notify to the other parties to this Account Pledge Agreement, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

(c)	Delivery of notices

Any commcommunications or document made or delivered by one party to another under or in connection with this Account Pledge Agreement will only be regarded as effective

(i) if by way of fax, when received in complete and legible form; or

(ii) if by way of letter, when received by its addressee,

and, if a particular department or officer is specified as part of its address details provided under clause (b) above, if addressed to that department or officer.

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17.2           No implied waiver, remedies cumulative

No failure or delay on the part of a Pledgee or the Facility Agent to exercise any power, right or remedy under this Account Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by a Pledgee or the Facility Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any power, right or remedy. The remedies provided in this Account Pledge Agreement are cumulative and are not exclusive of any remedies provided by law.

17.3          English translations

All documents to be delivered under or supplied in connection with this Account Pledge Agreement shall be in the English language or shall be accompanied by a certified translation into English upon which the recipient shall be entitled to rely.

17.4           Counterparts

This Account Pledge Agreement may be executed in any number of counterparts (whether by facsimile or otherwise, but, if by facsimile, with the original signed pages being promptly sent to the Facility Agent by prepaid letter (and the Facility Agent is hereby authorised to incorporate such pages into bound originals)) and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same agreement.

18           Partial Invalidity

If at any time, any one or more of the provisions of this Account Pledge Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should an omission (Regelungslücke) become evident in this Account Pledge Agreement, such omission shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of parties.

19          Changes and Amendments

Changes to and amendments of this Account Pledge Agreement including this clause 19 (Changes and Amendments) must be made in writing, signed by all of the parties hereto.

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20           Choice of Law and Jurisdiction

20.1	This Account Pledge Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

20.2
The place of jurisdiction shall be Frankfurt am Main, Germany, provided, however, that each of the Pledgees shall also be entitled to take legal action against the Pledgor before any other court of competent jurisdiction.

21           Entire Agreement

This Account Pledge Agreement constitutes the entire agreement of the parties hereto with regard to the pledges contemplated under this Account Pledge Agreement and supersedes all oral, written or other type of agreements thereon.

22          Process Agent

22.1
For the purpose of any suit, action, proceeding or settlement of dispute in the German courts, the Pledgor hereby undertakes to appoint (zu bestellen) and to authorise (bevollmächtigen) [NB Address details of Process Agent in Germany to be added] Germany, as process agent (Zustellungsbevollmächtigten) to accept service of process in respect of any such suit, action, proceeding or settlement of dispute in connection with this Account Pledge Agreement. The Pledgor shall furnish the Facility Agent with written confirmation from the process agent that the process agent has accepted such appointment.

22.2
If for any reason, such process agent no longer serves as agent to receive process in the Federal Republic of Germany, the Pledgor shall promptly notify the Facility Agent and within a period of 30 days appoint a substitute process agent acceptable to the Facility Agent.

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Schedule 1
Address details of the parties

Party	Name	Details
Address for Notices 1050 Caribbean Way Florida, 33132, Miami United States of America
		Attention:	Vice President of Treasury
Pledgor	Royal Caribbean Cruises Ltd.		[A. Gibson]/[B. Stein]
		Facsimile:	+1 (305) 539-6400

		Email:	agibson@rccl.com
bstein@rccl.com

Address for notices Palmengartenstraße 5-9 60325 Frankfurt am Main Germany
Facility Agent	KfW IPEX-Bank GmbH	Attention:	Shipfinancing Department with a
copy to Credit Operations
Mrs. Claudia Wenzel

		Fax:	+49 (69) 7431 3768 with a copy to
+49 (69) 7431 2944

		Email:	claudia.wenzel@kfw.de

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Schedule 2
The Pledged Accounts

Account name	Account Bank	Account Holder	Account Number	IBAN
[ ]	Norddeutsche Landesbank Girozentrale	Borrower	[ ]	[ ]

[NB Account details and Account Bank to be provided by KfW]

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Schedule 3

Notification Letter

[Norddeutsche Landesbank Girozentrale
Attn. [  ]
Friedrichswall 10
30159 Hannover
Germany] [NB to be confirmed]

[•]

Dear Sirs,

1
Royal Caribbean Cruises Ltd. (the Pledgor) hereby gives you notice in accordance with Section 1280 German Civil Code (BGB) that by an accounts pledge agreement dated [•] it has pledged in favour of KfW IPEX-Bank GmbH in its capacity as facility agent (the Facility Agent) and KfW IPEX-Bank GmbH in its capacity as lender (the Lender) (the Facility Agent and the Lender are hereinafter referred together to as the Pledgees) (the Accounts Pledge Agreement) all of its rights, interests and claims in the current and future amounts standing to credit of the following accounts held in the name of the Pledgor with you:

•	Account number [ ] (IBAN DE[ ]);
(the Pledged Account).

2
The Pledgor hereby requests that you deliver to the Pledgor and the Pledgees confirmation of receipt of this notice in the form attached to this letter (the Acknowledgement Letter) and further request that you provide to the Pledgees all information which they request from time to time concerning the Pledged Account.

3	The Pledgor hereby further requests you to agree:

(a)
not to make any set-off or deduction from the Pledged Account or invoke any rights of retention in relation to the Pledged Account during the existence of the Account Pledge Agreement, other than in relation to (i) charges payable in connection with the maintenance of the Pledged Account in the ordinary course of business relating thereto or (ii) other bank charges or fees payable in relation to reverse and correction entries and/or amounts arising from the return of direct debits or cheques credited to an account, in each case to the extent relating to such Pledged Account; and

(b)	that the pledge in your favour over the Pledged Account granted pursuant to your general business conditions shall rank for the time the Account Pledge Agreement is in force

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behind the pledge over the Pledged Account granted to the Pledgees by the Pledgor pursuant to the Account Pledge Agreement and that you agree to be treated in all respect as if the pledge granted pursuant to your general business conditions would have been created after the pledge under the Account Pledge Agreement has been perfected.

4	Please confirm that you have neither received any previous notice of pledge relating to the Pledged Account nor are aware of any third party rights in relation to the Pledged Account.

5	We hereby confirm that you will be only entitled to follow the instructions of the Facility Agent in relation to the Pledged Account.

6	This Notice shall be governed by and construed in accordance with the laws of Germany.

7	Place of jurisdiction shall be Frankfurt am Main, Germany.

Yours faithfully

____________________                                                                             ___________________
Royal Caribbean Cruises Ltd.

____________________                                                                             ___________________
KfW IPEX-Bank GmbH in its capacity as Facility Agent

____________________                                                                             ___________________
KfW IPEX-Bank GmbH in its capacity as Lender

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Schedule 4

Acknowledgement Letter

From:

[Norddeutsche Landesbank Girozentrale
Attn. [  ]
Friedrichswall 10
30159 Hannover
Germany] [NB to be confirmed]
(the Account Bank)

To:
KfW IPEX Bank in its capacities as Facility Agent and Lender each of such terms as defined in the
Accounts Pledge Agreement as defined in the Notice
Palmengartenstraße 5-9
60325 Frankfurt am Main
Germany
(the Pledgees)

Copy:
Royal Caribbean Cruises Ltd.
[NB Address details to be added]
(the Pledgor)

Date: [•]
Dear Sirs,

We hereby confirm (a) receipt of a notice (the Notice) in accordance with Section 1280 of the German Civil Code (BGB) that by an account pledge agreement dated [•] the Pledgor has pledged in your favour all its rights and claims in the current and future amounts standing to credit of the account held in its name with us and specified in such notice (the Account), (b) our consent to the terms of the Notice including but not limited to Clause 3 (b) thereof, (c) our agreement in relation to the limitation of our rights to retain amounts standing to the credit of the Account, as set forth in paragraph 3 (a) of the Notice and (d) that we have neither received any previous notice of pledge relating to the Account nor are aware of any third party rights in relation to the Accounts.

This Acknowledgement Letter shall be governed by and construed in accordance with the laws of Germany. Place of jurisdiction shall be Frankfurt am Main, Germany.

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Yours faithfully

____________________                                                                             ____________________
Norddeutsche Landesbank Girozentrale

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Schedule 5
Instruction to Account Bank
To:

[Norddeutsche Landesbank Girozentrale
Attn. [  ]
Friedrichswall 10
30159 Hannover
Germany] [NB to be confirmed]

Dear Sirs:

Payment Instruction

We refer to the account pledge agreement dated [•] and entered into between KfW IPEX-Bank GmbH in its capacities as facility agent (the Facility Agent) and lender as pledgees (the Pledgees) and Royal Caribbean Cruises Ltd as pledgor (the Pledgor) pursuant to which the Pledgor has pledged in favour of the Pledgees all of its rights, interests and claims in the current and future amounts standing to credit of the following account held in the name of the Pledgor with you:

•   Account number [  ] (IBAN DE[  ]);

(the Pledged Account).

We as Facility Agent herby instructs you to pay, on this very day the __ of _________, the following funds you are holding on the Pledged Account to the following account:

Account Holder	[ ]
Bank Name	[ ]
IBAN	[ ]
SWIFT	[ ]
Amount	[ ]
Reference	[ ]

Bank fees shall be borne by the Pledgor.

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Date ……___________

____________________                                                                    ___________________
KfW IPEX-Bank GmbH in its capacity as Facility Agent

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Schedule 6
Form of delivery payment letter

To:            Meyer Werft GmbH

[Date]

Dear Sirs

m.v. [•] (formerly Hull No. S-691)

We, [Pledgor’s Bank], hereby confirm to you that we will unconditionally and irrevocably credit in freely available funds for value today, [Date], the sum of €[•] to your account, number [•] with [Builder’s bank] (Swift [•]).

Yours faithfully

……………………………………
for and on behalf of
[Pledgor’s bank]

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